Exhibit 10.52

ACQUISITION AND PROJECT LOAN AGREEMENT
BY AND BETWEEN
PACIFICCAL PC CORE LENDER, LLC,

AS LENDER
AND
210 WEST 31st STREET OWNER, LLC,
AS BORROWER

DATED AS OF DECEMBER 1, 2016

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Page

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Exhibits	22
1.3	Principals of Construction	23
ARTICLE II LOAN		23
2.1	The Commitments, Loans and Notes	23
2.2	Intentionally Omitted	24
2.3	Loan Fee; Exit Fee; Minimum Lender Profit	24
2.4	Intentionally Omitted	25
2.5	Loan Documents; Guaranty Documents	25
2.6	Effective Date	25
2.7	Interest on Loan	25
2.8	Loan Payments	25
2.9	Maturity date	26
2.10	Credit for Payments	28
2.11	Full Repayment and Reconveyance	28
2.12	Authorization	29
2.13	Recourse to Borrower	29
2.14	Prepayments	29
ARTICLE III CONDITIONS TO INITIAL DISBURSEMENT AND CASH MANAGEMENT		30
3.1	Conditions to Initial Disbursement	30
3.2	Loan Disbursements	34
3.3	Cash Management	34
ARTICLE IV FUTURE DISBURSEMENTS OF THE LOANS		36
4.1	Fees	36
4.2	SNDA's and Estoppels	36
4.3	Conditions for Disbursement	37
4.4	Borrower Operating Accounts	38
4.5	Credit Approval	38
4.6	Allocation for Tenant Improvements	39

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(continued)
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4.7	Direct Loan Advances by Lender	39
4.8	No Waiver or Approval by Reason of Loan Advances	40
4.9	Authorization to Make Loan Advances to Cure Borrower's Defaults	40
4.10	Lender's Right to Make Loan Advances in Compliance with the Completion Guaranty	40
4.11	No Third-Party Benefit	40
ARTICLE V INSURANCE; CASUALTY, CONDEMNATION AND RESTORATION		40
5.1	Title Insurance	41
5.2	Property Insurance	41
5.3	Liability Insurance	41
5.4	Umbrella or Excess Liability Insurance	41
5.5	Builder's Risk Insurance	42
5.6	General Insurance Requirements	42
5.7	Restoration Proceeds	43
5.8	Restoration	44
5.9	Disbursement	45
5.10	Change in Insurance Requirements	46
5.11	Notification of Loss	46
ARTICLE VI REPRESENTATIONS AND WARRANTIES		46
6.1	Organization; Power; Single Purpose Entity	46
6.2	Authority; Enforceability	46
6.3	Ownership of Borrower	47
6.4	No Conflict	47
6.5	Consents and Authorizations	47
6.6	Financial Information	47
6.7	Litigation; Adverse Effects; Condemnation	48
6.8	Payment of Taxes	48
6.9	Disclosure	48
6.10	Requirements of Law and Other Covenants	49
6.11	Deliveries; Purchase Price for Project; Outstanding Balance of Existing Loan	49

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(continued)
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6.12	Title to Assets; No Liens	49
6.13	Utilities	49
6.14	Leases	49
6.15	Affiliate Fees	49
6.16	Defects	50
6.17	Patriot Act and Related Matters	50
6.18	No Additional Liabilities of Guarantor Not Previously Disclosed in Writing to Lender	51
6.19	ERISA	51
6.20	Investment Company Act; Public Utility Holding Company Act	51
6.21	Intentionally Omitted	51
6.22	REOC Status	51
6.23	Compliance with Law; Government Approvals	52
6.24	Use of Project	53
6.25	Project Documents	53
6.26	Budget	53
6.27	Ground Lease	53
ARTICLE VII REPORTING COVENANTS		54
7.1	Financial Statements and Other Financial and Operating Information	54
7.2	Environmental Notices	56
ARTICLE VIII OTHER COVENANTS		56
8.1	Existence	57
8.2	Compliance	57
8.3	Payment of Taxes, Assessments and Charges	57
8.4	Books and Records	57
8.5	Entry and Inspection	57
8.6	Construction	58
8.7	Use of Proceeds	59
8.8	Additional Liabilities	59
8.9	Leases	59

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(continued)
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8.10	Limitations on Distributions	60
8.11	Subdivision Maps; Zoning; Joint Assessment	60
8.12	ERISA Compliance	60
8.13	Application of Gross Operating Income	60
8.14	Transfers	61
8.15	Management	61
8.16	Special Purpose Entity	62
8.17	Approved Budget	63
8.18	Intentionally Omitted	64
8.19	Initial Equity and Future Equity	64
8.20	Maintenance of the Project; Alterations	64
8.21	Interest Rate Protection Agreement	65
8.22	Intentionally Omitted	65
8.23	Compliance with ZLDA	65
8.24	Performance of Project Documents and Easements	65
8.25	Proceedings to Enjoin or Prevent Construction	66
8.26	Construction Milestones	66
8.27	Ground Lease	66
ARTICLE IX HAZARDOUS MATERIALS		66
9.1	Special Representations and Warranties	66
9.2	Hazardous Materials Covenants	67
9.3	Inspection by Lender	68
9.4	Hazardous Materials Indemnity	68
ARTICLE X APPLICATION OF CERTAIN FUNDS		68
10.1	Priority of Application	68
10.2	Security Deposit Account	69
10.3	No Distributions to Borrower	69
ARTICLE XI EVENTS OF DEFAULT AND REMEDIES		69
11.1	Events of Default	69
11.2	Remedies upon Default	73

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(continued)
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11.3	Remedies Cumulative	73
11.4	Lender Appointed Attorney-In-Fact	73
11.5	Lender's Right to Perform	73
11.6	Lender's Right to Complete Construction	74
11.7	Lender's Rights under the Completion Guaranty	74
11.8	NO OBLIGATION WITH RESPECT TO COMPLETION OF THE IMPROVEMENTS	74
ARTICLE XII RESERVE ACCOUNTS		75
12.1	Reserve Accounts Generally	75
12.2	Tax and Insurance	75
12.3	Interest on Reserve Accounts	75
ARTICLE XIII SECONDARY MARKET TRANSACTIONS		76
13.1	General	76
13.2	Reserved	76
13.3	Dissemination of Information	76
13.4	Change of Payment Date	76
13.5	Appointment of Servicer and Delegation of Lender Rights	77
ARTICLE XIV MISCELLANEOUS		77
14.1	Performance by Lender	77
14.2	Actions	77
14.3	Nonliability of Lender	77
14.4	No Third Parties Benefited	79
14.5	Indemnity	79
14.6	Binding Effect; Assignment	79
14.7	Execution in Counterparts	79
14.8	Amendments; Waiver in Writing	80
14.9	Costs, Expenses and Taxes	80
14.10	Tax Service	81
14.11	Survival	81
14.12	Notices	81

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(continued)
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14.13	Further Assurances	82
14.14	Governing Law	82
14.15	Severability of Provisions	82
14.16	Headings	82
14.17	Time of the Essence; Delay Not a Waiver	82
14.18	Construction of Agreement	83
14.19	Brokers	83
14.20	Lender's Discretion	83
14.21	Preferences	83
14.22	Waiver of Notice	83
14.23	Offsets, Counterclaims and Defenses	84
14.24	Waiver of Marshalling of Assets Defense	84
14.25	Waiver of Right to Trial by Jury	84
14.26	Prior Acquisition Loan	84
14.27	Exculpation	85

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ACQUISITION AND PROJECT LOAN AGREEMENT
THIS ACQUISITION AND PROJECT LOAN AGREEMENT is made and entered into as of December 1, 2016, by and between 210 WEST 31st STREET OWNER, LLC, a Delaware limited liability company (“Borrower”), and PACIFICCAL PC CORE LENDER, LLC, a Delaware limited liability company (together with its successors and/or assigns, “Lender”).
R E C I T A L S:
A.    Borrower is the owner of a ground leasehold interest in that certain tract of land located in the City, County and State of New York and being more fully described in Exhibit A attached hereto (the “Land”).
B.    Borrower has requested and applied to the Lender for loans (i) in the amount of $32,650,000.00 (the “Total Acquisition Loan Commitment”) for the purpose of financing a portion of Borrower’s cost of acquiring a portion of the Land and (ii) in the amount of $7,050,000.00 (the “Total Project Loan Commitment”) for the purpose of financing certain Soft Costs (as hereinafter defined) in connection with the development of the Project (as hereinafter defined). Lender is willing to make such loans on and subject to the terms and conditions hereinafter set forth.
C.    Borrower proposes to construct the Improvements (as hereinafter defined) on the Land and, in connection therewith, has also requested and applied to Lender for loans in an aggregate amount not to exceed $7,410,000.00 (the “Total Building Loan Commitment”) for the purposes of paying certain costs pertaining to the Project, including certain costs with respect to the construction and equipping of the Improvements on the Land and also certain Tenant Improvement Costs (as hereinafter defined), all of which costs constitute a Cost of Improvement (as hereinafter defined). Lender has agreed to make such loans pursuant to the Building Loan Agreement (as defined herein).
D.    The aggregate amount of all of Lender’s Commitments (as hereinafter defined) is $47,110,000.00.
NOW, THEREFORE, in consideration of the making of the Loan by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:
“Account” means, collectively, the Collection Account and the Cash Management Account, together with any other accounts now or hereafter established by Borrower for the benefit of Lender hereto in connection with the Loan.

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“Acquisition Loan” has the meaning set forth in Section 2.1(1)(a).
“Acquisition Loan Commitment” means the obligation of Lender to make the Acquisition Loan in a principal amount up to but not exceeding the Total Acquisition Loan Commitment.
“Acquisition Loan Mortgage” shall mean the Consolidated, Amended and Restated Acquisition Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing in the amount of the Total Acquisition Loan Commitment and executed, dated and delivered by Borrower to Lender on the Closing Date, securing the Acquisition Loan Note, as such mortgage may be modified, supplemented, amended and/or in effect from time to time.
“Acquisition Loan Note” shall mean the Amended and Restated Acquisition Loan Promissory Note Secured by Mortgage given to Lender in principal amount equal to the Total Acquisition Loan Commitment to be executed, dated and delivered by Borrower to Lender as of the Closing Date, secured by the Acquisition Loan Mortgage, as such note may be modified, supplemented, amended and/or in effect from time to time.
“Actual Lender Expenses” has the meaning given to such term in Exhibit D to this Agreement.
“ADA” means the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., as the same may be hereafter amended or modified.
“Affiliate” means (a) any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Borrower, or any Guarantor, (b) any Person, five percent (5%) or more of the equity interest of which is held beneficially or of record by Borrower or any Guarantor, (c) any partner or member in Borrower or any Guarantor, and (d) any Guarantor.
“Affiliate Fees” has the meaning given to such term in Section 3.1(w) of this Agreement.
“Agreement” means this Loan Agreement.
“Applicable Interest Rate” has the meaning given to such term in the Notes.
“Applicable Law” means any statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended (including any thereof pertaining to land use, zoning and building ordinances and codes).
“Appraisal” means a written appraisal prepared by Leitner Group Inc., CBRE, Cushman & Wakefield or Integra, or such other reputable MAI certified appraiser acceptable to Lender in its reasonable discretion and prepared in compliance with applicable

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regulatory requirements, including, without limitation, the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time, and subject to Lender’s customary independent appraisal requirements.
“Approved Budget” means (a) the Budget and (b) any improvement and operating budget for the Property delivered by Borrower and approved by Lender pursuant to Section 7.1(e), 8.6 and 8.17.
“Architect” means SBLM Architects PC or any other licensed architect to be engaged by Borrower to prepare plans and specifications for the design of the Improvements pursuant to a written architect’s contract, which Architect and architect’s contract shall be subject to the reasonable prior written approval of Lender.
“Architect’s Agreement” means that certain agreement entitled AIA Document B101 – 2007, dated March 6, 2015, between Borrower, as owner, and Architect, as architect.
“Assignment of Agreements” means that certain Assignment of Agreements, Licenses, Permits and Contracts of even date herewith, by Borrower in favor of Lender and consented to by Construction Manager.
“Assignment of Interest Rate Protection Agreement” means that certain Collateral Assignment of Interest Rate Protection Agreement, executed by Borrower, in favor of Lender, dated as of even date herewith, and consented to by the “Cap Bank” thereunder, as modified, amended and/or supplemented.
“Assignment of Leasing Agreement” means that certain Assignment and Subordination of Leasing Agreement, in form and substance satisfactory to Lender, executed by Borrower and Leasing Agent in favor of Lender in accordance with this Agreement.
“Assignment of Management Agreement” means that certain Assignment and Subordination of Property Management Agreement, in form and substance satisfactory to Lender, executed by Borrower and Property Manager in favor of Lender in accordance with this Agreement.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §101-1330, as the same may be hereafter amended or modified.
“Borrower” has the meaning given to such term in the opening paragraph of this Agreement.
“Breakage Prepayment Premium” has the meaning given to such term in the Note.
“Budget” means the improvement and operating budget for the Project setting forth line items of all costs and expenses incurred or estimated to be incurred with respect to the Project and relevant assumptions, a copy of which is attached as Exhibit C-1 hereto and

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which Exhibit C-1 shall be updated in connection with the satisfaction of the terms of Section 8.6(d)(ii) hereof.
“Budget Line Items” has the meaning assigned to such term in Section 4.5.
“Building Loan” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
“Building Loan Agreement” means the Building Loan Agreement of even date herewith, to be entered into by Borrower and Lender, as such agreement may be modified, supplemented, amended and/or in effect from time to time.
“Building Loan Commitment” means the obligation of Lender to make Building Loans in an aggregate amount at any one time outstanding up to but not exceeding the Total Building Loan Commitment based on the Budget.
“Building Loan Mortgage” means the Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing in the amount of the Total Building Loan Commitments and executed, dated and delivered by Borrower to Lender on the Closing Date, securing the Building Loan Note, as such mortgage may be modified, supplemented, amended and/or in effect from time to time.
“Building Loan Note” shall mean the Building Loan Promissory Note Secured by Mortgage given to Lender in principal amount equal to the Total Building Loan Commitment secured by the Building Loan Mortgage, as such note may be modified, supplemented, amended and/or in effect from time to time.
“Business Day” means (a) with respect to any borrowing, payment or rate determination with respect to LIBOR, a day, other than a Saturday or a Sunday, on which dealings in U.S. Dollars are carried on in the London interbank market, and (b) for all other purposes, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of California, or which is a day on which banking institutions located in the State of New York or the State of California are required or authorized by law or other governmental action to close.
“Carveout Guaranty” means that certain Indemnity and Guaranty Agreement dated as of even date herewith executed and delivered by Onyx Guarantor collectively in favor of Lender pursuant to this Agreement.
“Cash Management Account” has the meaning given to such term in Section 3.3(b) of this Agreement.
“Cash Management Agreement” means that certain Cash Management Agreement dated as of even date herewith executed by and among Borrower, Lender and Property Manager.
“Cash Management Bank” has the meaning given to such term in Section 3.3(b) of this Agreement.

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“Casualty” has the meaning given to such term in Section 5.7 of this Agreement.
“Casualty Retainage” has the meaning given to such term in Section 5.9 of this Agreement.
“CERCLA” has the meaning given to such term in Section 9.1(b) of this Agreement.
“Change Order” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
“City” means the City of New York, located in the County of New York and State of New York.
“Clearing Bank” shall have the meaning given to such term in Section 3.3(a) of this Agreement.
“Closing Date” means the date on which all of the conditions precedent to Lender’s obligations set forth in Section 3.1 of this Agreement shall have been satisfied, as determined by Lender in its sole discretion.
“Code” means the Internal Revenue Code (Title 26 of the United States Code), as the same may be hereafter amended or modified.
“Collateral” means, collectively, the Project, the Personal Property and any other real or personal property now or hereafter acquired by Borrower in or upon which a Lien is granted by Borrower, or as to which an assignment for security purposes is made by Borrower, pursuant to this Agreement or the other Loan Documents.
“Collection Account” has the meaning given to such term in Section 3.3(a) of this Agreement.
“Collection Account Agreement” means that certain deposit account agreement to be entered into among Borrower, Lender and Clearing Bank in accordance with Section 3.3(a) hereof.
“Commencement Date” has the meaning given to such term in Section 8.26 of this Agreement.
“Commitment” means the aggregate Acquisition Loan Commitment, Project Loan Commitment and Building Loan Commitment.
“Completion Date” means the date which is fifteen (15) months after the Commencement Date.

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“Completion Guaranty” means that certain Completion Guaranty dated as of even date herewith executed and delivered by Onyx Guarantor in favor of Lender pursuant to this Agreement.
“Compliance Certificate” means a certificate in the form attached hereto as Exhibit K evidencing Guarantor’s compliance with the Net Worth Covenant.
“Condemnation Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.
“Consent and Agreement” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
“Construction Completion” has the meaning given to such term in the Building Loan Agreement.
“Construction Consultant” means Newbanks and/or such other external consultant as Lender may engage to examine the Plans and Specifications, changes in the Plans and Specifications and cost breakdowns and estimates, to make periodic inspections of the work of construction of the Project on behalf of Lender, and to advise and render reports to Lender concerning the same and to provide such other advice in respect of the Project as Lender may from time to time request.
“Construction Manager” means Onyx Management Group LLC or another construction manager for the Construction Work reasonably acceptable to Lender.
“Construction Management Agreement” means the construction contract for the Improvements to be entered into between Borrower and the Construction Manager in accordance, and as reasonably approved by Lender, as the same may be modified, supplemented and/or amended from time to time in accordance with the terms of this Agreement. The Construction Management Agreement shall provide for a guaranteed maximum fixed price for the Construction Work for the Improvements consistent with the Budget, and shall provide that the Construction Management Fee shall be disbursed based upon percentage of completion with payments to be complete upon the issuance of all temporary certificates of occupancy and release of all liens by contractors, materialmen and suppliers.
“Construction Management Fee” means the general contractor fees agreed to by Borrower and Construction Manager as provided in the Construction Management Agreement and approved by Lender.
“Construction Schedule” means the schedule prepared and certified by Borrower and verified by the Construction Consultant establishing a timetable for commencement and completion of the Construction Work, showing, on a monthly basis, the anticipated progress of the Construction Work and showing that all of the Construction Work will be completed on or before the Completion Date.
“Construction Work” means all work and materials (including all labor, equipment and fixtures with respect thereto and including demolition and asbestos removal)

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necessary to construct the Improvements, all of which shall be performed and completed in accordance with and as contemplated by the Plans and Specifications and all Applicable Laws.
“Contingency Fund” has the meaning assigned to such term in Section 4.4.
“Contract” means any contract, subcontract, trade contract, material agreement or supply contract relating to the construction of the Improvements or a component thereof, whether enter into by Borrower directly, or by Construction Manager on behalf of Borrower.
“Contractor” means any contractor, subcontractor, tradesman, materialman or supplier under any Contract.
“Control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise; and the terms “controls”, “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, the granting by Affiliates of Borrower’s managing member of certain “major decision” rights in favor of the other members shall not be deemed to be a relinquishment of control.
“Cost of Improvement” shall have the meaning defined in Paragraph 5 of Section 2 of Article I of the Lien Law, as such term applies to the Improvements being financed with the proceeds of the Building Loans.
“Counterparty” shall have the meaning given to such term in Section 8.21.
“Date Down Endorsement” means any date down endorsements to the Title Policies or other evidence of date down of title acceptable to Lender in its sole discretion covering disbursements of loan proceeds made or to be made subsequent to the date of the Title Policies.
“Debt Service” as of any date of determination, means the annual interest due on the outstanding principal balance of the Loan, as of such date, at the Applicable Interest Rate (as defined in the Notes) in effect as of such date, together with the principal reduction payment, if any, required on such date pursuant to the Notes and the other Loan Documents.
“Debt Service Coverage Ratio” means the ratio of the Net Operating Income to Deemed Debt Service, as determined by Lender in its reasonable discretion for the period in question.
“Deemed Debt Service” means the sum of (1) the product of (a) (i) the greatest of (x) an assumed constant interest rate under the Note equal to six percent (6.0%), (y) the Applicable Interest Rate per annum as of the date of determination or (z) the then ten-year interest rate for U.S. Government Treasury Securities plus two and one half percent (2.5%), multiplied by (b) the then current outstanding principal balance of the Loan on such date, plus

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(2) monthly payments of the principal amount of the Loan determined by Lender to be sufficient to fully amortize the Loan over a 30-year amortization period.
“Default Interest Rate” shall have the meaning given to such term in the Notes.
“Deficiency Deposit Account” has the meaning assigned to such term in Section 4.3(a)(ii).
“Deficiency Deposit” has the meaning assigned in Section 4.3(a)(ii).
“Demolition Work” means internal demolition and necessary asbestos removal, which shall be performed and completed in accordance with and as contemplated by the Plans and Specifications and all Applicable Laws.
“Design Professional” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
“Disbursement Budget” means the budget setting forth the purposes for which Borrower shall be entitled to use the proceeds of the Loans and the Borrower Equity, which is attached hereto as Exhibit C-2.
“Disbursement Plan” means the plan setting forth certain conditions to disbursement of certain proceeds of the Loans attached hereto as Exhibit D.
“Dollars” and “$” means lawful money of the United States of America.
“Effective Date” means the date described in Section 2.6 of this Agreement.
“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution, approved by Lender in its reasonable discretion, insured by the Federal Deposit Insurance Corporation, the long term unsecured debt obligations of which are rated at least A S&P and A1 by Moody’s. It is understood and agreed that Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., Deutsche Genossenschafts-Hypothekenbank, AG, Investors Bank and Signature Bank and their respective successors and assigns are hereby approved as “Eligible Institutions”.

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“Engineer” means a licensed engineer to be engaged by Borrower pursuant to a written engineer’s contract to prepare surveys and drawings in connection with the construction of the Improvements, which Engineer and written engineer’s contract shall be subject to the reasonable prior written approval of Lender.
“Environmental Report” has the meaning set forth in Section 9.1 hereof.
“Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation; and (d) the beneficial ownership interests in a trust.
“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of even date herewith executed and delivered by Borrower and Guarantor collectively and jointly and severally in favor of Lender pursuant to this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” has the meaning given to such term in Section 6.19 of this Agreement.
“Estimated Lender Expenses” has the meaning given to such term in Exhibit D to this Agreement.
“Event of Default” means each of those events so designated in Section 11.1 of this Agreement.
“Exit Fee” has the meaning given to such term in Section 2.3(b) of this Agreement.
“Extension Fee” means a fee in the amount of thirty three one hundredths of one percent (0.33%) of the outstanding principal balance of the Loans.
“Extension Term” means the First Extension Term and the Second Extension Term, as applicable.
“Financing Statements” means the UCC-1 financing statements granted by Borrower in favor of Lender pursuant to this Agreement in order to perfect Lender’s Lien on any of the Personal Property, one of which will be filed with the Secretary of State of the State of Delaware, and the other of which will be recorded in the Official Records.
“First Extension Notice” has the meaning given to such term in Section 2.9(b)(i) of this Agreement.
“First Extension Term” has the meaning given to such term in Section 2.9(b) of this Agreement.

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“Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld.
“Fitch” shall mean Fitch, Inc.
“Force Majeure Event” shall mean strikes, lock-outs, unavoidable casualties beyond Borrower’s control, unavailability of materials, war, civil disturbance, natural disaster (including hurricanes, tornadoes or flooding), acts of terrorism or acts of God or other matters beyond the control of a Person (including, without limitation, the failure of any other party hereto to timely perform its obligations under, or provide notice within the timeframes specified in, any of the Loan Documents) which cause a delay in such Person’s performance of its obligations or exercise of its rights under the Loan Documents.
“Future Equity” means an amount not less than $7,800,000. Borrower shall cause the Future Equity to be contributed to or applied in payment of the costs and expenses incurred by Borrower in connection with Borrower’s renovation and construction of the Improvements.
“Future Funding Guaranty” means that certain Future Funding Guaranty dated as of even date herewith executed and delivered by Guarantor in favor of Lender pursuant to this Agreement.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Project, or any Person with jurisdiction over Borrower or the Project exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Government Lists” has the meaning given to such term in Section 6.17 of this Agreement.
“Gross Operating Income” means all income from or in respect of the Project, including, without limitation, rental revenues, amounts, payments, fees, rentals, additional rentals, reimbursements (including all reimbursements of expenses or other reimbursements by tenants, licensees or other users of the Project, or by insurance or other reimbursement, recoupment, discount or credit to Borrower), income, interest and other monies directly or indirectly received by or on behalf of or credited to Borrower from any Person with respect to Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Project.

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“Ground Lease” means that certain Amended and Restated Lease Agreement dated as of December 30, 2014, between Borrower (as successor in interest to Seller), as ground lessee, and The Province of St. Mary of the Capuchin Order, a New York religious corporation, as ground lessor.
“Guarantor” or “Indemnitor” means, collectively, the Onyx Guarantor, the KBS Guarantor, and any other Person guaranteeing any of Borrower’s obligations under this Agreement or the other Loan Documents.
“Guaranty Documents” has the meaning given to such term in Section 2.5 of this Agreement.
“Hard Costs” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
“Hazardous Materials” has the meaning given to such term in Section 9.1(a) of this Agreement.
“Hazardous Materials Claims” has the meaning given to such term in Section 9.1(c) of this Agreement.
“Hazardous Materials Laws” has the meaning given to such term in Section 9.1(b) of this Agreement.
“Impositions” means all ground rents and all taxes (including, without limitation, all real estate, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Project, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Project is located) or Lender (including taxes resulting from future changes in law which impose upon Lender or any trustee an obligation to pay any property taxes or other taxes or which otherwise adversely affect Lender’s interests but excluding income taxes), (b) the Project or any part thereof, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Project or the leasing or use of the Project or any part thereof, or the acquisition or financing of the acquisition of the Project by Borrower.
“Improvements” means, collectively, (i) the buildings known as 210 West 31st Street and all improvements and fixtures existing on the Land as of the date hereof, and (ii) any improvements and fixtures to be constructed pursuant to the Construction Work.

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“In-Balance” has the meaning given to such term in Section 4.3 of this Agreement.
“Indebtedness” means, at any given time, the outstanding principal indebtedness under the Note, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.
“Indemnified Party” means each of Lender, each of its affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loans, Persons who may hold or acquire or will have held a full or partial interest in the Loans (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loans for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loans or the collateral therefor), and the respective officers, directors, and employees, agents, affiliates, successors and assigns of any and all of the foregoing.
“Initial Equity” means an amount not less than $17,538,500. Upon the Effective Date, Borrower shall cause the Initial Equity to be contributed to or applied in payment of the costs and expenses incurred by Borrower in connection with Borrower’s acquisition of the Project, including the payment to Seller of a portion of the purchase price payable for the Project, concurrently with the disbursement of the proceeds of the Loan by Lender (none of which shall be removed as Borrower’s equity from the Project or utilized to pay any fees, costs, refunds or other charges for the Project or the Loan transaction except as may otherwise be approved by Lender in the exercise of its sole discretion).
“Insurance Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.
“Interest Rate Protection Agreement” means an agreement reasonably acceptable to Lender, with a term to expire not less than the Maturity Date, which caps the one (1) month “LIBOR Rate” at a strike price of not more than three percent (3.0%) and which is in an amount not less than Lender’s Commitment.
“Interest Reserve” has the meaning assigned to such term in Section 4.3(a)(i).
“Investor” and “Investors” have the meaning given to such term in Section 13.3 of this Agreement.
“KBS Guarantor” means KBS SOR US Properties II, LLC, a Delaware limited liability company.
“Leases” means all leases and other agreements or arrangements affecting the use or occupancy of all or any portion of the Project now in effect or hereafter entered into (including all lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Project), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same.

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“Leasing Commissions” means leasing commissions required to be paid by Borrower in connection with the leasing of space to tenants at the Project pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third‑party/arm’s‑length written brokerage agreements or in accordance with the Property Management Agreement.
“Leasing Guidelines” means the guidelines and parameters set forth on Exhibit F attached hereto, as the same may be modified by Lender from time to time in accordance with Section 8.9 below.
“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Project or any part thereof, and all permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Project or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrower, and (d) the organizational documents of Borrower.
“Lender” means, individually and collectively, PacificCal PC Core Lender, LLC, a Delaware limited liability company, and its successors and/or assigns.
“Liabilities and Costs” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.
“LIBOR Rate” has the meaning given to such term in the Notes.
“Lien” means any mortgage, deed to secure debt, lien pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.
“Lien Law” means the Lien Law of the State of New York, as amended from time to time.
“Liquid Assets” means cash, marketable securities, certificates of deposit, partners’ unfunded commitments and availability under lines of credit including undrawn lines of credit.
“Loan” means the loans to be made by Lender to Borrower under this Agreement, the Building Loan Agreement and all other amounts evidenced or secured by the Loan Documents.

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“Loan Documents” means: (a) this Agreement, (b) the Building Loan Agreement, (c) the Notes, (d) the Guaranty Documents, (e) the Security Documents, (f) the Environmental Indemnity, (g) such assignments of management agreements, contracts and other rights as may be required by Lender, (h) all other documents evidencing, securing, governing or otherwise pertaining to the Loans and (i) all modifications, amendments or supplements of any of the foregoing.
“Loan Fee” has the meaning given to such term in Section 2.3(a) of this Agreement.
“Loan-to-Value Ratio” means the ratio of (a) the sum of (i) the outstanding principal amount of the Loan as of the date in question, and (ii) the committed and undisbursed portion of the Loan as of the date in question, to (b) the then applicable “as-is” appraised value as of such date, as determined by Lender in its sole but reasonable discretion.
“Lockout Date” means June 1, 2018.
“Major Contract” means any Contract in the amount of $50,000 or more.
“Major Contractor” means any Contractor who is a party to a Major Contract.
“Material Adverse Effect” means, as applicable, a material adverse effect upon (a) the business or financial position or results of operation of Borrower, (b) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (c) the value of the Project.
“Maturity Date” means December 1, 2019, as the same may be extended pursuant to Section 2.9 hereof.
“Members” means the direct and/or indirect holders of Equity Interests in the Borrower.
“Minimum Counterparty Rating” means a long-term unsecured or counterparty rating “A-” or better by S&P and Fitch and “A3” or better from Moody’s.
“Minimum Lender Profit” has the meaning given to such term in Section 2.3(c) of this Agreement.
“Mold” has the meaning given to such in Section 9.1(a) of this Agreement.
“Monthly Amortization Payment” has the meaning ascribed thereto in the Notes.
“Moody’s” means Moody’s Investors Service, Inc.

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“Mortgages” means, collectively, the Acquisition Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage.
“Net Operating Income” means, with respect to any date of determination, (a) the Gross Operating Income derived from Stabilized Tenants at the Project as set forth in the rent roll most recently delivered to Lender, less (b) (i) any Concessions (as defined below) and (ii) actual Operating Expenses (as defined below) during the immediately preceding twelve (12) calendar month period. For the purposes of this definition of Net Operating Income, “Operating Expenses” shall include (x) operating expenses of any kind and nature relating to the Project, as well as those operating expenses incurred in connection with maintenance, repairs, taxes, insurance, utilities, and other costs and expenses of ownership and operation, (y) an adjustment for vacancy/collection losses equal to the greater of (A) the then applicable actual vacancy percentage or (B) three percent (3.0%) of such Gross Operating Income derived from Stabilized Tenants. Further, ____ percent (__%) of the Gross Operating Income derived from Stabilized Tenants as an adjustment for property management fees payable to the Property Manager shall be included in the definition of Operating Expenses. For those Operating Expenses that are not paid on a monthly or quarterly basis, such as real property taxes and insurance premiums, and for Operating Expenses that have not been incurred but are expected to be incurred, Lender shall make an adjustment so that such Operating Expenses shall be deemed to have been incurred by Borrower during the period in question on a basis proportionate to the balance of the year in question. For the purposes of this definition of Net Operating Income, “Concessions” shall mean (1) those costs incurred or amounts paid by Borrower directly to or on behalf of any tenant for the purpose of inducing such tenant to enter into a Lease and/or (2) the aggregate amount of any free rent credited or granted by Borrower to tenants under Leases (other than to the extent any shortfall in Gross Operating Income resulting from such free rent is offset by available reserves, proceeds of the Loans, or equity contributions to the Project). Such Concessions shall be amortized over the full term of the applicable Lease with only the amortization for the period in question to be deducted from such calculation of Gross Operating Income derived from Stabilized Tenants for such period. Net Operating Income shall be evidenced by the operating statements, rent rolls and other operating information provided by Borrower to Lender under this Agreement, and such other evidence of income and expense as Lender shall reasonably require in order to evaluate Net Operating Income.
“Net Restoration Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.
“Net Worth” shall mean, as of a given date, Guarantor’s total gross assets at cost (after adding back deductions for accumulated depreciation and amortization), including partners’ unfunded commitments, less total liabilities. The foregoing calculation may be supplemented, at Guarantor’s request, by substituting for the cost of any particular asset(s), a market valuation of such asset based on capitalization rates approved by Lender for assets which have achieved stabilization.
“Net Worth Covenant” means that, at all times, with respect to each applicable Guaranty Document, the Guarantor party thereto, in the aggregate, shall maintain (x) Net Worth equal to or in excess of $20,000,000, and (y) Liquid Assets having a market value equal to or in excess of $3,000,000.

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“New Payment Date” has the meaning given to such term in Section 13.4 of this Agreement.
“Notes” means, collectively, the Acquisition Loan Note, the Project Loan Note and the Building Loan Note.
“OFAC” has the meaning given to such term in Section 6.17 of this Agreement.
“Official Records” means the Official Records of New York County, New York.
“Onyx Guarantor” means, collectively, John Saraceno, an individual, Jonathan Schultz, an individual and Onyx Equities, LLC, a New Jersey limited liability company.
“Operating Guaranty” means that certain Carry Guaranty dated as of even date herewith executed and delivered by Guarantor in favor of Lender pursuant to this Agreement.
“Parcel” means each parcel within the Project that has been created by legal subdivision through recordation of the Subdivision Map, or has otherwise been created in accordance with all applicable Legal Requirements.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future Legal Requirements.
“Patriot Act Offense” has the meaning given to such term in Section 6.17 of this Agreement.
“Payment Date” has the meaning given to such term in the Notes.
“Permitted Encumbrances” means, with respect to the Project, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policy insuring the Mortgages, or any part thereof which have been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent, and (d) such governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by Borrower after the Closing Date and which do not have a Material Adverse Effect.
“Permitted Transfers” means, (a) Transfers of equity interests or other interests in KBS SOR US Properties II LLC, or in any of the direct or indirect owners of KBS SOR US Properties II LLC (including, without limitation, KBS Strategic Opportunity Limited Partnership II, KBS Strategic Opportunity Holdings II, LLC, or KBS Strategic Opportunity REIT II, Inc.), provided that (i) KBS Strategic Opportunity REIT II, Inc., continues to own and control, either directly or indirectly and without being subject to any pledge or other encumbrance, not less than 51% of the ownership interests in Borrower; and (ii) notice of such

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Transfer, together with any revised organizational documents and organizational charts prepared in connection with any such Transfer, are provided to Lender within ten (10) days after such Transfer, (b) KBS SOR US Properties II LLC, KBS Strategic Opportunity Limited Partnership II, KBS Strategic Opportunity REIT II, Inc., and KBS Strategic Opportunity Holdings II, LLC shall each be permitted to execute guaranties and/or indemnity agreements for their respective subsidiaries, (c) KBS Strategic Opportunity Limited Partnership II, KBS Strategic Opportunity REIT II, Inc., and any of the other parties owning interests in KBS Strategic Opportunity Limited Partnership II, directly or indirectly, shall be permitted to obtain loans from, or incur indebtedness to, any third-party lender (each “Additional Indebtedness”) and pledge their respective interests (direct or indirect) in KBS Strategic Opportunity Limited Partnership II and KBS SOR US Properties II LLC as security for any such Additional Indebtedness so long as (i) the ownership interests of Borrower, Borrower’s sole member, KBS SOR II 210 West 31st Street JV, LLC and KBS SOR II Acquisition VI, LLC are not pledged to secure such Additional Indebtedness; (ii) any default under the Additional Indebtedness resulting in a foreclosure of the pledged interest and a transfer of such interest to the lender of the Additional Indebtedness shall be deemed an Event of Default under the Loan Documents; and (iii) the Net Worth Covenant shall continue to be satisfied upon incurrence of any Additional Indebtedness, (d) Transfers of direct or indirect ownership interest in Borrower between Onyx 31st Street, LLC and KBS SOR II 210 West 31st Street JV, LLC pursuant to Sections 2.06, 6.02 and 7.02 of that certain Limited Liability Company Agreement of KBS SOR II 210 West 31st Street, LLC dated as of October 28, 2016, by and between Onyx 31st Street, LLC and KBS SOR II 210 West 31st Street JV, LLC and (e) so long as any existing individual Onyx Guarantor maintains Control of Borrower, to members of the family of any such existing individual Onyx Guarantor or to limited liability companies or trusts, the members or beneficiaries of which are such existing individual Onyx Guarantors or members of their family; provided, that, in the case of clauses (a) through (e) above: (i) no Event of Default has occurred and is continuing, (ii) one or more of the individuals and/or entities constituting Guarantor shall continue to maintain Control of Borrower and own not less than 51% in the aggregate of all direct or indirect interest in Borrower, (iii) all of Lender’s “know your client” and Patriot Act requirements have been satisfied with respect to such Transfer and Lender has determined that such Transfer does not cause Borrower to breach any of the covenants contained in Section 6.17 hereof, (iv) if such Transfer would cause the transferee to increase its direct or indirect interest in Borrower to an amount which equals or exceeds twenty percent (20%) (and such transferee does not own a direct or indirect interest in Borrower in an amount of at least twenty percent (20%) immediately prior to the transfer), Lender shall have received Satisfactory Search Results with respect to such transferee and such other financial statements and other information reasonably requested by Lender, (v) except with respect to Transfers contemplated in clauses (a), (b) and (c) above, which shall be subject to the applicable notice requirements set for therein, Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) Business Days prior to the date of such Transfer, and (vi) the legal and financial structure of Borrower and the single-purpose nature and bankruptcy remoteness of Borrower after such Transfer shall remain unchanged.
“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other entity, and any Governmental Authority.

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“Personal Property” means any tangible and intangible personal property of Borrower in which Lender shall be granted a Lien pursuant to the Mortgages or any other Loan Document.
“Plans and Specifications” has the meaning given to such term in Section 1.1 of the Building Loan Agreement.
“Potential Default” means a condition or event which has occurred and which, after notice or lapse of time, or both, would constitute an Event of Default if that condition or event were not cured within any applicable cure period.
“Prior Lender” has the meaning assigned to such term in Section 14.26(a).
“Prior Loan” has the meaning assigned to such term in Section 14.26(a).
“Prior Loan Agreement” has the meaning assigned to such term in Section 14.26(a).
“Project” means, collectively, (a) the Real Property, (b) the Improvements, together with all fixtures and equipment required for the operation of the Improvements, (c) all Personal Property related to the foregoing and (d) all other items described in the granting clauses of the Mortgages.
“Project Costs” means, collectively, the Project Loan Costs, the Hard Costs and the Soft Costs.
“Project Documents” means any Interest Rate Protection Agreement, and any other material agreement relating to the ownership, financing, development or operation of the Improvements to which Borrower is a party or beneficiary, whether now existing or hereafter arising, including, without limitation the documents set forth on Exhibit J attached hereto; provided, however, that Project Documents shall not include the Loan Documents, the construction documents or any subcontract or trade contract relating to the construction of the Improvements, the Permitted Encumbrances or Borrower’s organizational documents.
“Project Loan” has the meaning assigned to such term in Section 2.1(1)(b).
“Project Loan Budget” shall mean the portion of the Budget designated as the Project Loan Budget, as the same be modified, supplemented and/or amended from time to time from time to time in accordance with the provisions of this Agreement.
“Project Loan Commitment” means the obligation of Lender to make Project Loans in a principal amount up to but not exceeding the Total Project Loan Commitment, based on the Budget.
“Project Loan Costs” shall mean any costs relating to the construction of the Project, which do not constitute a Cost of Improvement.

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“Project Loan Mortgage” means the Project Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing in the amount of the Total Project Loan Commitment and executed, dated and delivered by Borrower to Lender on the Closing Date, securing the Project Loan Note, as such mortgage may be modified, supplemented, amended and in effect from time to time.
“Project Loan Note” shall mean the Project Loan Promissory Note Secured by Mortgage given to Lender in principal amount equal to the Total Project Loan Commitment to be executed, dated and delivered by Borrower to Lender as of the Closing Date, secured by the Project Loan Mortgage, as such note may be modified, supplemented, amended and/or in effect from time to time.
“Property Management Agreement” means a property management agreement entered into by Borrower and Property Manager in form attached hereto as Exhibit H (it being understood that any deviations from the attached form shall be subject to the approval of Lender) or any replacement property management agreement entered into with a replacement Property Manager in accordance with the Loan Documents in form and substance reasonably satisfactory to Lender.
“Property Manager” means Onyx Management Group, LLC, a New Jersey limited liability company or another property manager for the Project reasonably acceptable to Lender.
“Punch List Items” has the meaning assigned to term in Section 1.1 of the Building Loan Agreement.
“Purchase Agreement” means that certain Purchase and Sale Agreement to Assign Eighty Percent (80%) of Ground Lease, dated as of October 28, 2016, between Seller and Borrower.
“Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc. or S&P or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Secondary Market Transaction (each, individually, a “Rating Agency”).
“Rating Agency Confirmation” means a confirmation by each of the applicable Rating Agencies which confirms that the taking of the action referenced therein will not result in any qualification, withdrawal or downgrading of any existing ratings of securities created in the applicable Secondary Market Transaction.
“Real Property” means that certain parcel of real property located in the City of New York, County of New York, State of New York and more particularly described in Exhibit A attached hereto and all appurtenances thereto.
“Release” means with respect to Hazardous Materials, but is not limited to, any presence, release, deposit, discharge, emission, leaking, leaching, spilling, seeping,

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migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
“Remediation” means, but is not limited to, any activity to (a) clean up, detoxify, decontaminate, disinfect, contain, treat, remove, respond to, correct, dispose of, transport, or otherwise remediate, prevent, cure or mitigate any Release of any Hazardous Materials; any action to comply with any Hazardous Materials Laws or with any permits issued pursuant thereto; or (b) inspect, investigate, study, monitor, assess, audit, sample, test, or evaluate any actual, potential or threatened Release of Hazardous Materials.
“Rents” means, with respect to the Project, all rents (whether denoted as advance rent, minimum rent, percentage rent, additional rent or otherwise), receipts, issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), lease termination fees or payments, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent, any award made hereafter to Borrower in any court proceeding involving any tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due under the Leases.
“REOC” has the meaning given to such term in Section 6.22 of this Agreement.
“Request” has the meaning given to such term in Exhibit E to this Agreement.
“Restoration” has the meaning given to such term in Section 5.8 of this Agreement.
“Restoration Proceeds” has the meaning given to such term in Section 5.7 of this Agreement.
“Restoration Proceeds Threshold” has the meaning given to such term in Section 5.7 of this Agreement.
“Retainage” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Satisfactory Search Results” means the results of Lender’s customary “know your client”, credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case yielding results showing that the proposed Transferee is creditworthy and does not have a history of litigation against lenders and is otherwise not a party that Lender has previously been involved in a dispute with. Borrower shall pay all of Lender’s costs, fees and expenses in connection with the foregoing.

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“Second Extension Notice” has the meaning given to such term in Section 2.9(c)(i) of this Agreement.
“Second Extension Term” has the meaning given to such term in Section 2.9(c) of this Agreement.
“Secondary Market Transaction” and “Secondary Market Transactions” have the meanings given to such terms in Section 13.1 of this Agreement.
“Security Deposit Account” has the meaning given to such term in Section 10.1 of this Agreement.
“Security Documents” means collectively, the Mortgages, the Assignment of Interest Rate Protection Agreement, the Financing Statements and any other Uniform Commercial Code financing statements required by any such agreement to be filed with respect to the applicable security interests.
“Seller” means Onyx 31st Street, LLC, a Delaware limited liability company.
“Soft Costs” means interest payable on the principal amount of the Building Loans and all other costs in the Building Loan Budget which constitute a Cost of the Improvement, including Tenant Allowance Payments but excluding Hard Costs, which relate to the construction of the Improvements and the operation of the Project during the term of this Agreement.
“SPE” has the meaning given to such term in Section 8.16 of this Agreement.
“Stabilized Tenants” means each tenant under a Lease at the Project that (a) is in occupancy of the applicable space which has been demised to such tenant pursuant to such Lease and (b) has a term of at least twelve (12) months remaining under its respective Lease (or, if less than twelve (12) months are remaining, such tenant has exercised its right to renew such Lease for a period of at least twelve (12) months).
“Subdivision Map” has the meaning given to such term in Section 8.11 of this Agreement.
“Taking” has the meaning given to such term in Section 5.7 of this Agreement.
“Tax and Insurance Monthly Installment” has the meaning given to such term in Section 12.2 of this Agreement.
“Tax and Insurance Reserve Account” has the meaning given to such term in Section 12.1(a) of this Agreement.

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“Tenant Allowance Payment” means a tenant improvement allowance payment owing to a tenant under the terms of Leases.
“Tenant Improvement Costs” means Tenant Allowance Payments, and hard and soft costs for work, labor and materials required for Borrower to complete tenant improvements on the Project pursuant to its obligations under Leases, including, without limitation, those items identified as “Tenant Improvement Costs” on the Approved Budget.
“Tenant Redirect Letters” means, collectively, letters, in the form attached as Exhibit A to the Cash Management Agreement, and otherwise in a form and substance satisfactory to Lender, addressed to each tenant of the Project (and any new tenants with whom Borrower enters into leases after the date hereof for space at the Project in accordance with the Loan Documents) executed by Borrower, which letters shall require each tenant to deliver its respective rent (and all other sums owed by such tenant to Borrower under the applicable Lease) in accordance with the instructions contained in such letters to the Collection Account established and controlled by Lender to be held by Lender in accordance with Section 3.3 of this Agreement.
“Title Company” means, collectively, First American Title Insurance Company and Stewart Title Company.
“Title Policies” means the most current version of ALTA extended coverage lender’s title policies (with no creditors’ rights exception) issued by Title Company insuring the priority Lien of the Mortgages in the full maximum possible amount of the Loans subject only to such exceptions approved by Lender and including such endorsements as are required by Lender.
“Total Acquisition Loan Commitment” has the meaning assigned to such term in the Recitals.
“Total Building Loan Commitment” has the meaning assigned to such term in the Recitals.
“Total Project Loan Commitment” has the meaning assigned to such term in the Recitals.
“Transfer” means the sale, transfer, hypothecation, encumbrance, mortgage, conveyance, lease, alienation, assignment, disposition, divestment, or leasing with option to purchase, or assignment of the Project, or any portion thereof or interest therein (whether direct or indirect, legal or equitable, including the issuance, sale, assignment, alienation, conveyance, divestment, transfer, disposition, hypothecation, mortgage or encumbrance of any ownership interest in Borrower or in any entity having an ownership interest in Borrower, whether direct or indirect) (or entering into any agreement or contract to do any of the foregoing that is not conditioned on compliance with the terms of the Loan Documents), or undertaking, suffering or causing any of the foregoing to occur voluntarily, involuntarily or by operation of law.

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“ZLDA” means that certain Zoning Lot Development Agreement, dated July 3, 2015 and recorded in the Official Records on July 27, 2015 as CRFN 2015000257586.
1.2    Exhibits. Exhibits A, B, C, D, E, G, J and K, all as attached to this Agreement, are hereby incorporated into this Agreement.
1.3    Principals of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II
LOAN
2.1    The Commitments, Loans and Notes.
(1)    Loans.
(a)    Lender agrees, on the terms and conditions of this Agreement, to make a single loan (the “Acquisition Loan”) on a non-revolving, basis to Borrower in Dollars, on the Closing Date, in an amount equal to the Acquisition Loan Commitment. The Acquisition Loan shall be advanced for the purpose of financing a portion of Borrower’s cost of acquiring its interest in the Project in accordance with the Disbursement Budget.
(b)    Lender agrees, on the terms and conditions of this Agreement, to make loans (each such loan being a “Project Loan” and collectively, the “Project Loans”) on a non-revolving basis to Borrower in Dollars from time to time in amounts equal to the aggregate amount of Project Loans to be made at such time; provided, however, in no event shall the aggregate principal amount advanced by Lender in respect of Project Loans at any one time outstanding exceed Lender’s Project Loan Commitment. The Project Loans shall be advanced for the payment of Project Loan Costs in accordance with the Project Loan Budget and Disbursement Budget.
(c)    Lender agrees, on the terms and conditions of this Agreement and the Building Loan Agreement, to make a loan (the “Building Loan”) on a non-revolving, basis to Borrower in Dollars from time to time in amounts equal to the amount of the Building Loan to be made at such time; provided, however, in no event shall the aggregate principal amount advanced by Lender in respect of the Building Loan at any one time outstanding exceed the Building Loan Commitment. The Building Loan shall be advanced for the payment of Hard Costs and Soft Costs in accordance with the Building Loan Budget and Disbursement Budget.

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(d)    Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate principal amount of all Loans advanced by Lender at any one time outstanding exceed Lender’s Commitment. Lender’s Commitment shall be subject to reduction if Borrower proposes and Lender approves a revised Budget in accordance with Sections 7.1(e) and 8.17.
(2)    Changes of Commitments.
(a)    The respective Commitments shall reduce pro rata automatically by reason of any prepayment of the Loans applicable thereto in the amount of any such prepayment.
(b)    The Commitments, once terminated or reduced, may not be reinstated.
(3)    Notes.
(a)    Project Loan Note. The Project Loans to be made by Lender shall be evidenced by a single Project Loan Note of Borrower, payable to Lender in a principal amount equal to the amount of the Project Loan Commitment as originally in effect and otherwise duly completed.
(b)    Building Loan Note. The Building Loans to be made by Lender shall be evidenced by a single Building Loan Note of Borrower, payable to Lender in a principal amount equal to the amount of the Building Loan Commitment as originally in effect and otherwise duly completed.
(c)    Acquisition Loan Note. The Acquisition Loan made by Lender shall be evidenced by a single Acquisition Loan Note of Borrower, payable to Lender in a principal amount equal to the amount of the Acquisition Loan Commitment as originally in effect and otherwise duly completed.
(d)    Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note. In the event such lost, stolen or mutilated Note is subsequently located by Lender, Lender shall promptly mark it as “SUPERSEDED” and shall promptly return it to Borrower.
2.2    Intentionally Omitted.
2.3    Loan Fee; Exit Fee; Minimum Lender Profit.
(a) Loan Fee. Borrower shall pay to Lender, at Loan closing, a loan fee in the amount of one percent (1%) of the Lender’s Commitment (the “Loan Fee”). Borrower hereby authorizes Lender to disburse on the Effective Date a portion of the Loan in such amount

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directly to Lender in payment of the Loan Fee. The Loan Fee shall be deemed fully earned at closing even if Lender’s Commitment is reduced in accordance with Section 2.3(c).
(b) Exit Fee. On the Maturity Date, the earlier acceleration of the Loans or any repayment of the Loans, Borrower shall be obligated to pay Lender an additional fee (the “Exit Fee”) equal to one half of a percent (0.5%) of the Lender’s Commitment upon repayment. The Exit Fee shall be deemed earned when due pursuant to this Section 2.3(b), and shall not be subject to reduction or be refundable under any circumstances, including in the event Lender’s Commitment is reduced in accordance with Section 2.3(c) (if that occurs, the Exit Fee shall continue to be calculated based on the amount of Lender’s Commitment as of the date hereof). For any partial repayments, the applicable Exit Fee shall be paid with each partial principal repayment.
(c) Minimum Lender Profit. Prior to the release of the Mortgages or any other Collateral held by Lender to secure this Agreement or any other Loan Document, the sum of all interest (excluding penalty or default interest) received by Lender in connection with the Loan must not be less than $4,100,000 (the “Minimum Lender Profit”). Subject to the payment of any other amounts due hereunder (including, without limitation, the Exit Fee), upon payment in full of the Loan, Borrower shall be required to pay to Lender the amount by which the Minimum Lender Profit exceeds the amount of interest otherwise paid to Lender in connection with the Loans.
2.4    Intentionally Omitted.
2.5    Loan Documents; Guaranty Documents. Borrower shall deliver, or cause to be delivered to Lender concurrently with this Agreement, each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B hereto as the “Loan Documents”, together with the other documents described in Exhibit B hereto which are listed as not Loan Documents (collectively, the “Guaranty Documents”).
2.6    Effective Date. The dates of this Agreement and the other Loan Documents are for reference purposes only. The effective date of delivery and transfer to Lender of the security under the Loan Documents and of Borrower and Lender’s obligations under the Loan Documents (the “Effective Date”) shall be the date on which the Mortgages are recorded in the Official Records or the date upon which the Loan is deemed “closed” by Lender and Borrower; provided, however, that interest shall commence accruing under the Notes the date that the Loan funds are wired into escrow by Lender.
2.7    Interest on Loan. Interest shall accrue on the Loan at the rate or rates provided for in the Notes, and shall be paid by Borrower in the amounts and at the times provided for in the Notes, all of the terms and provisions of which are fully incorporated into this Agreement. Lender shall provide Borrower with a monthly interest statement indicating the amount of interest payable for such month. The non-satisfaction of any condition to disbursement contained in Article III of this Agreement shall not release Borrower from any of Borrower’s obligations under this Agreement or the other Loan Documents, including the obligation to pay interest and other charges and payment under or with respect to the Loans when due from other funding sources of Borrower.

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2.8    Loan Payments. Payments on the outstanding amount of the Loans shall be paid by Borrower in accordance with the terms of the Notes and this Loan Agreement.
2.9    Maturity Date.
(a)    Unless extended pursuant to Borrower’s timely exercise of an extension option set forth in clauses (b) and/or (c) below, the Maturity Date of the Loan shall be the date set forth in the definition of “Maturity Date” in Section 1.1 above, at which time (unless earlier accelerated upon an Event of Default) all sums due and owing under this Agreement and the other Loan Documents shall be repaid in full. All payments due to Lender under this Agreement, whether upon the Maturity Date or otherwise, shall be paid in immediately available funds.
(b)    Notwithstanding the foregoing, Borrower shall have the right to extend the Maturity Date from December 1, 2019, to December 1, 2020 (such period, the “First Extension Term”), provided that:
(i)    Borrower shall have given Lender its written notice of such extension (the “First Extension Notice”) not less than thirty (30) days nor more than one hundred twenty (120) days prior to the original Maturity Date (which First Extension Notice may be revoked within ten (10) Business Days after delivery thereof to Lender);
(ii)    prior to or simultaneously with the delivery of the First Extension Notice, Borrower shall have paid to Lender the Extension Fee, which shall be fully earned and non-refundable upon such payment;
(iii)    no Event of Default shall exist as of the date the First Extension Notice is delivered and as of the commencement of the First Extension Term;
(iv)    all of the representations and warranties made by Borrower herein and in the other Loan Documents shall be true and correct as of the commencement of the First Extension Term except to the extent such representation or warranty is no longer true merely due to the passage of time, and Borrower shall have certified to same in writing to Lender;
(v)    if Lender elects, Borrower shall have delivered or caused to be delivered to Lender an updated “as is” Appraisal (at Borrower’s expense) evidencing that the Loan-to-Value Ratio does not exceed 58.8%, it being understood that Borrower may prepay the Loan in accordance with the Loan Documents in order to cause compliance with the condition set forth in this clause (v);
(vi)    the Debt Service Coverage Ratio, as determined as of the most recently completed calendar month shall be not less than 1.35:1.00, it being understood that Borrower may prepay the Loan in accordance with the Loan Documents in order to cause compliance with the condition set forth in this clause (vi);
(vii)    Borrower shall have substantially completed the Construction Work in accordance with the Plans and Specifications;

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(viii)    [reserved];
(ix)    Borrower shall have extended the Interest Rate Protection Agreement to a date that is not earlier than the last day of the First Extension Term, or entered into a new Interest Rate Protection Agreement, upon the same terms and conditions of the existing Interest Rate Protection Agreement but with an expiration date of not earlier than the last day of the First Extension Term, and executed and delivered to Lender an Assignment of Interest Rate Protection Agreement with respect thereto;
(x)    Borrower shall have reimbursed Lender for all reasonable costs and expenses incurred by Lender in connection with extending the term of the Loans; and
(xi)    Borrower shall have delivered to Lender all items reasonably required by Lender in connection with Lender’s evaluation of Borrower’s request to extend the Maturity Date, all of which must be reasonably acceptable in form and substance to Lender, including, without limitation, current rent rolls, operating statements and financial statements.
(c)    Notwithstanding the foregoing, Borrower shall have the right to extend the Maturity Date from December 1, 2020, to December 1, 2021 (such period, the “Second Extension Term”), provided that:
(i)    Borrower shall have given Lender its written notice of such extension (the “Second Extension Notice”) not less than thirty (30) days nor more than one hundred twenty (120) days prior to the original Maturity Date (which Second Extension Notice may be revoked within ten (10) Business Days after delivery thereof to Lender);
(ii)    prior to or simultaneously with the delivery of the Second Extension Notice, Borrower shall have paid to Lender the Extension Fee, which shall be fully earned and non-refundable upon such payment;
(iii)    no Event of Default shall exist as of the date the Second Extension Notice is delivered and as of the commencement of the Second Extension Term;
(iv)    all of the representations and warranties made by Borrower herein and in the other Loan Documents shall be true and correct as of the commencement of the Second Extension Term except to the extent such representation or warranty is no longer true merely due to the passage of time, and Borrower shall have certified to same in writing to Lender;
(v)    if Lender elects, Borrower shall have delivered or caused to be delivered to Lender an updated “as is” Appraisal (at Borrower’s expense) evidencing that the Loan-to-Value Ratio does not exceed 58.8%%, it being understood that Borrower may prepay the Loan in accordance with the Loan Documents in order to cause compliance with the condition set forth in this clause (v);

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(vi)    the Debt Service Coverage Ratio, as determined as of the most recently completed calendar month shall be not less than 1.35:1.0%, it being understood that Borrower may prepay the Loan in accordance with the Loan Documents in order to cause compliance with the condition set forth in this clause (vi);
(vii)    [reserved];
(viii)    Borrower shall have extended the Interest Rate Protection Agreement to a date that is not earlier than the last day of the Second Extension Term, or entered into a new Interest Rate Protection Agreement, upon the same terms and conditions of the existing Interest Rate Protection Agreement but with an expiration date of not earlier than the last day of the Second Extension Term, and executed and delivered to Lender an Assignment of Interest Rate Protection Agreement with respect thereto;
(ix)    Borrower shall have reimbursed Lender for all reasonable costs and expenses incurred by Lender in connection with extending the term of the Loans; and
(x)    Borrower shall have delivered to Lender all items reasonably required by Lender in connection with Lender’s evaluation of Borrower’s request to extend the Maturity Date, all of which must be reasonably acceptable in form and substance to Lender, including, without limitation, current rent rolls, operating statements and financial statements.
During each Extension Term (if any), the Monthly Amortization Payments provided for in the Notes shall become effective and upon the commencement of the First Extension Term Lender shall have no further obligation to make any additional advance of the Loan and any unfunded Commitments shall expire.
2.10    Credit for Payments. Any payment made upon the outstanding principal balance of the Loan, or the accrued interest thereon, shall be credited as of the Business Day received, provided that such payment is made by Borrower no later than 12:00 p.m. (Pacific Standard Time or Pacific Daylight Time, as applicable) and constitutes immediately available funds. Any payment made after such time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Lender.
2.11    Full Repayment and Reconveyance. Upon receipt of all amounts owing and outstanding under the Loan Documents, Lender shall issue a full reconveyance of the Project from the Lien of the Mortgages (including any assignment of the Mortgage requested by Borrower at Borrower’s sole cost and expense); provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) Lender shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; (b) Lender shall have received the entire Exit Fee and Minimum Lender Profit in accordance with Section 2.3 hereof and/or any Breakage Prepayment Premium payable hereunder and/or under the Notes; and (c) Lender shall have received a written release reasonably satisfactory to Lender of any set aside letter, letter of credit or other form of undertaking which Lender has issued to

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any surety, Governmental Authority or other Person in connection with the Loan and/or the Project. Lender’s obligation to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full reconveyance, and any commitment of Lender to lend any undisbursed portion of the Loan shall be cancelled.
2.12    Authorization. Borrower shall act under this Agreement and the other Loan Documents only through such authorized representatives as Borrower shall designate to Lender in writing from time to time. Borrower hereby designates John Saraceno and Brian Ragsdale, collectively, as Borrower’s authorized representative for purposes of this Agreement and the other Loan Documents, and such Person shall continue as Borrower’s authorized representatives until such time as Borrower shall duly authorize other or additional Persons so to act on behalf of Borrower (the “Authorized Officer”). Lender shall be entitled to act on the instructions of any Person identifying himself or herself as one of the Authorized Officer, and Borrower shall be bound thereby in the same manner as if any such Person were actually so authorized. Borrower shall indemnify, defend and hold Lender harmless from and against any and all Liabilities and Costs arising out of or in any way connected with Lender’s acceptance of or acting upon any instructions or directions from the Authorized Officer.
2.13    Recourse to Borrower. Subject to the provisions in Section 14.27 of this Agreement, the Loan shall be full recourse to Borrower. Further, Lender shall have the right to (a) proceed against Borrower or any applicable Guarantor under the Environmental Indemnity Agreement, or to proceed against any applicable Guarantor under the Carveout Guaranty, the Operating Guaranty, the Future Funding Guaranty or the Completion Guaranty; (b) name Borrower or any Guarantor in any foreclosure or similar legal action to the extent necessary to enforce Lender’s rights under the Loan Documents (it being acknowledged, however, that any such legal action shall be subject to the limitations on collection set forth in this Section); and/or (c) obtain injunctive relief against Borrower, any Guarantor, any Affiliate or other Person, or maintain any suit or action in connection with the preservation, enforcement or foreclosure of any Lien now or hereafter securing any Indebtedness or obligations of Borrower under this Agreement or the other Loan Documents.
2.14    Prepayments. The Loan may not be prepaid in whole or in part at any time prior to the Lockout Date. For the period commencing from and after the Lockout Date through the Maturity Date of the Loan, Borrower may prepay the Loan in whole or in part, on a regularly scheduled monthly Payment Date (as defined in the Note) (or, subject to the terms of Section 1.3(b) of the Note, on a day which is not a Payment Date) upon not less than thirty (30) days’ (but no more than one hundred twenty (120) days’) prior written notice to Lender (which prepayment notice may be revoked within five (5) Business Days after delivery thereof to Lender) without the payment of any prepayment premium, by Borrower’s payment to Lender at the time of such prepayment of all outstanding principal and accrued but unpaid interest due under the Loan and all other amounts due hereunder and under the Note, this Agreement and the other Loan Documents (including, without limitation, the Exit Fee and any Breakage Prepayment Premium, if applicable). In the event that the Loan is evidenced by more than one Note, all prepayments of the Loan shall be applied to the Notes pro rata.

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ARTICLE III

CONDITIONS TO INITIAL DISBURSEMENT AND CASH MANAGEMENT
3.1    Conditions to Initial Disbursement. Lender’s obligation to disburse the Total Acquisition Loan Commitment and a portion of the Total Project Loan Commitment on the Closing Date is subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:
(a)    Borrower Loan Documents. Borrower (and any other party thereto) shall have executed, acknowledged (if appropriate) and delivered to Lender each of the following, in form and substance acceptable to Lender:
(i)    this Agreement;
(ii)    the Building Loan Agreement;
(iii)    the Notes;
(iv)    the Mortgages;
(v)    the Assignment of Agreements;
(vi)    the Assignment of Interest Rate Protection Agreement;
(vii)    the Cash Management Agreement;
(viii)    the Financing Statements with respect to the Liens on the Personal Property granted under the Mortgages and the other Loan Documents; and
(ix)    each of the other Loan Documents and all other documents to be executed and/or delivered by or on behalf of Borrower pursuant to this Agreement or as Lender shall otherwise reasonably require.
(b)    Guaranty Loan Documents. Borrower (as applicable) and the applicable Guarantor, shall have executed and delivered to Lender each of the following, in form and substance acceptable to Lender:

(i)	the Completion Guaranty;

(ii)	the Operating Guaranty;

(iii)	the Future Funding Guaranty;

(iv)	the Carveout Guaranty;

(v)	the Environmental Indemnity Agreement; and
(iv)    all other documents to be executed and/or delivered by or on behalf of Guarantor pursuant to this Agreement or as Lender shall otherwise reasonably require.

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(c)    Other Documents. Borrower (and/or any other party thereto) shall have executed, acknowledged (if appropriate) and delivered to Lender all other documents to be executed and/or delivered in connection with the Loan or as Lender shall otherwise reasonably require.
(d)    Property Documents. Lender shall have received the following documents with respect to the Project, in form and substance acceptable to Lender:
(i)    an Appraisal of the Project, showing an “as-is” aggregate value for the Project of not less than $48,000,000, and an “as-stabilized” aggregate value for the Project of not less than $80,000,000, and otherwise acceptable to Lender in its sole discretion;
(ii)    the Title Policies in the amount of the Loans, insuring Lender of the validity and priority of the Liens of the Mortgages upon Borrower’s interest in the Project, subject only to Permitted Encumbrances, with such endorsements and otherwise in such form and substance as shall be acceptable to Lender and Lender’s counsel, and that such Title Policies shall at all times expressly insure against all mechanics’ liens;
(iii)    such environmental assessments, studies, reports and investigations on the Project, and/or the soils or groundwaters thereof, in each case addressed to Lender (or if not addressed to Lender, Borrower shall have delivered a reliance letter satisfactory to Lender) and dated no earlier than six (6) months prior to the Closing Date, prepared by environmental consultants reasonably satisfactory to Lender (provided that WCD Group, LLC is deemed to be satisfactory to Lender) and in form and substance acceptable to Lender and Lender’s counsel in the sole but reasonable discretion of such Persons;
(iv)    a current ALTA survey of the Project certified in favor of Lender and otherwise in a form reasonably acceptable to Lender and Lender’s counsel;
(v)    a construction feasibility study and cost review dated no earlier than six (6) months prior to the Closing Date, in form and substance acceptable to Lender;
(vi)    a Consent and Agreement from the Architect, attaching a copy of the Architect’s Agreement;
(vii)    a Consent and Agreement from the Construction Manager, attaching a copy of the Construction Management Agreement;
(viii)    an estoppel certificate from the ground lessor under the Ground Lease in favor of Lender, in form and substance acceptable to Lender; and
(ix)    such other documents with respect to the Project as are required pursuant to this Agreement or as Lender shall otherwise reasonably require.
(e)    Organizational Documents. Lender shall have received such corporate, partnership and limited liability company documents with respect to Borrower and its constituent entities and Guarantor as Lender shall reasonably require, including evidence of authorization and incumbency of all Persons executing the Loan Documents on behalf of Borrower;

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(f)    Performance. Borrower shall have performed, in all material respects, all agreements and covenants to be performed by Borrower under this Agreement or the other Loan Documents on or before the Closing Date;
(g)    Material Adverse Changes. No change in Borrower, any Guarantor, the Project or any other Collateral, as determined by Lender in its sole but reasonable discretion, shall have occurred which could have a Material Adverse Effect on the value of the Project or the other Collateral or Lender’s right or ability to receive payment in full of all amounts payable by Borrower to Lender under this Agreement or the other Loan Documents;
(h)    Litigation, Other Proceedings. There shall not have been instituted or threatened in writing any litigation or proceeding in any court or by or before any Governmental Authority affecting or threatening to affect Borrower, any Guarantor, the Project, or any other Collateral, as determined by Lender in its sole but reasonable discretion, which is reasonably expected to have a Material Adverse Effect on the value of the Project or any other Collateral or Lender’s right or ability to receive payment in full of all amounts payable by Borrower to Lender under this Agreement or the other Loan Documents;
(i)    Perfection of Liens. The Mortgages, the Financing Statements and any other recordable Loan Documents shall have been recorded or filed, as applicable, and Lender shall have a valid, perfected superior Lien on Borrower’s interest in the Project and on all of the Collateral subject to the Loan Documents;
(j)    No Event of Default. On the Closing Date, no Event of Default shall exist (including, without limitation, no Lien shall exist against the Project (or any portion thereof) in violation of the Loan Documents subject to Borrower’s right to contest the same pursuant to the Loan Documents);
(k)    Loan Fees. On the Closing Date, Lender shall have received the Loan Fee and any other fees or other amounts then due to Lender under this Agreement and the other Loan Documents, and all expenses of Lender incurred prior to the Closing Date (including without limitation all reasonable attorneys’ and appraisers’ fees, environmental review costs, cost engineering expenses, title insurance premiums and endorsement charges), shall have been paid by Borrower;
(l)    Consents and Approvals. Any licenses, permits, consents and approvals of Governmental Authorities, and all corporate, partnership and limited liability company action necessary to enable Borrower to enter into the financing transactions contemplated by this Agreement shall have been obtained and/or taken by Borrower (including, without limitation, any required consents of any Members);
(m)    Insurance. Lender shall have received evidence that Borrower has, with respect to the Project all insurance policies and associated coverage amounts required under Article V of this Agreement, in each case reasonably satisfactory to Lender and issued by insurance companies reasonably acceptable to Lender, and loss payable endorsements in form and substance reasonably satisfactory to Lender naming Lender as loss payee (as its interests

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may appear) shall have been delivered to Lender, together with such certificates of insurance and binders as Lender shall reasonably require;
(n)    Representations and Warranties. All representations and warranties of Borrower contained in this Agreement or the other Loan Documents shall be true and correct in all material respects;
(o)    Opinions of Counsel. Lender shall have received opinions of counsel for Borrower dated as of the Closing Date as to such matters as Lender shall reasonably require, in form and substance reasonably satisfactory to Lender and Lender’s counsel;
(p)    Intentionally Omitted.
(q)    Due Diligence. Lender shall have completed its review of the Project and the other Collateral, including, without limitation, any contracts and agreements relating to the Project, and Lender shall have completed such other real estate and legal due diligence investigations as Lender deems necessary, and such review and investigations shall provide Lender with resulting information which, in Lender’s sole but reasonable discretion, is satisfactory to permit Lender to enter into this Agreement and to make the Loan;
(r)    Intentionally Omitted.
(s)    Budget and Sources and Uses. Lender shall have reviewed and approved the Budget and sources and uses schedule;
(t)    Financial Statements. Lender shall have received such financial statements and other financial information and background checks on Borrower, Guarantor and Members as Lender shall reasonably require, and such financial statements and other financial information shall be in form and substance reasonably acceptable to Lender;
(u)    Initial Equity. Borrower shall have caused the entire Initial Equity to be applied to the payment by Borrower of the purchase price for the acquisition of a ground leasehold interest in the Land and certain costs and expenses related thereto;
(v)    Interest Rate Protection Agreement. Borrower shall have purchased an Interest Rate Protection Agreement or other hedging instrument acceptable to Lender in its sole but reasonable discretion, which Interest Rate Protection Agreement shall have been assigned to Lender in writing pursuant to an Assignment of Interest Rate Cap, which shall name Lender as payee thereunder and otherwise be in a form reasonably acceptable to Lender;
(w)    Patriot Act and Terrorism Requirements. Lender shall have received evidence of Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction of Borrower and the Project, including those relating to money laundering and terrorism;
(x)    Affiliate Fees. Borrower shall have disclosed to Lender, and Lender shall have approved (provided that the (1) construction management fee payable to Onyx Management Group LLC in an amount of 3% of total Hard Costs and (2) property management fee payable to Onyx Management Group LLC pursuant to the Property Management Agreement

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in an amount not to exceed the greater of (A) $8,500 per month or (B) 3% of gross receipts, shall each be deemed approved for purposes of this clause (x)), all fees and commissions (collectively, “Affiliate Fees”) which have been or will be reimbursed or paid to or paid on behalf of Borrower, any Guarantor or any Affiliate thereof in connection with the acquisition or financing of the Project, including, without limitation, amounts paid by the seller or any affiliate of the seller. All Affiliate Fees shall be deducted from the calculation of the capitalization costs of the financing transaction contemplated by this Agreement for determining the maximum principal amount of the Loan and Borrower’s required equity contribution; provided that Affiliate Fees at third-party market rates shall not be deducted. Without limitation on the foregoing, all Affiliate Fees shall be subordinate to the Loan and shall be terminable by Lender in the event of the occurrence of an Event of Default; and
(y)    Other Documents. Lender shall have received and approved such other documents, materials or information as Lender or its counsel shall reasonably require.
3.2    Loan Disbursements. Subject to the conditions of this Agreement, including, without limitation, the conditions precedent contained in this Article III and in Article IV, the proceeds of the Loan shall be disbursed in accordance with the terms and conditions of the Disbursement Budget and the Disbursement Plan. All disbursements shall be held by Borrower in trust and applied by Borrower solely for the purpose for which the funds have been disbursed. Lender has no obligation to monitor or determine Borrower’s use or application of the disbursements. Notwithstanding anything to the contrary contained herein, Lender shall have no obligation to make any disbursements of Loan proceeds unless and until Borrower shall have caused the Initial Equity to be applied in payment of the costs and expenses set forth in Exhibit D attached hereto.
3.3    Cash Management.
(a)    A Collection Account (as defined below) shall be established not later than fifteen (15) days following Construction Completion pursuant to a Collection Account Agreement reasonably acceptable to Lender and Borrower, and thereafter all Gross Operating Income shall be deposited in the Collection Account pursuant to the terms hereof, the Collection Account Agreement and the Cash Management Agreement. Borrower hereby agrees that Borrower shall execute the Tenant Redirect Letters addressed to each existing (if any) and future tenant. Lender agrees to terminate such Tenant Redirect Letters on written request by Borrower after repayment of the Loan and all obligations secured by the Mortgages. In connection therewith, the “Collection Account” shall be a non-interest bearing demand deposit account in the name of Borrower with a bank approved by Lender in writing (the “Clearing Bank”). Borrower shall cause all Gross Operating Income to be deposited into the Collection Account within two (2) Business Days following Borrower’s receipt thereof.
(b)    After the Collection Account has been established, funds deposited in the Collection Account shall be swept by the Clearing Bank on a daily basis into the Borrower’s operating account at Clearing Bank, unless an Event of Default shall be continuing, in which event such funds shall be swept on a daily basis into a non-interest bearing Eligible Account (the “Cash Management Account”) designated by (and controlled by) Lender at a bank selected by

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Lender (the “Cash Management Bank”). Such funds in the Cash Management Account may be commingled with other funds of Lender (or its servicer, if applicable). Funds in the Cash Management Account shall be subsequently disbursed by Lender to fund the Tax and Insurance Reserve Accounts and to pay Debt Service on the Loan. During the continuance of an Event of Default (or Events of Default), no funds in the Cash Management Account shall be distributed to Borrower and all funds in the Cash Management Account shall be applied and utilized in Lender’s sole and absolute discretion. In the event the Event of Default is cured and no other Event of Default has occurred and is continuing, Lender shall give notice to the Clearing Bank that the sweeping of funds into the Cash Management Account shall cease.
(c)    Funds held in the Leasing and Operations Reserve Account pursuant to Section 8.19 hereof, shall be disbursed by Lender for payment of any leasing costs and operating expenses incurred in accordance with the terms and conditions of the Budget pursuant to a written request for payment submitted by Borrower to Lender specifying the applicable leasing costs and/or operating expenses in a form reasonably acceptable to Lender and accompanied by evidence of such leasing costs and/or operating expenses Expenditures as reasonably required by Lender.
(d)    If and to the extent that Lender shall determine that (x) Borrower shall have failed to cause any Gross Operating Income or funds in the Collection Account to be applied in the manner required hereunder, or (y) Borrower did not use such funds as required hereunder, then within two (2) Business Days following written notice thereof from Lender to Borrower, Borrower shall cause such misapplied Gross Operating Income or funds in the Collection Account to be restored into the Collection Account and/or applied in the manner required under this Agreement, as directed by Lender. Notwithstanding anything to the contrary contained in this section, Borrower shall have no right to receive any funds from the Collection Account at any time while an Event of Default shall be continuing, or at any time following maturity or acceleration of the Loan. As additional security for Borrower’s performance under this Agreement and the other Loan Documents, Borrower hereby irrevocably pledges to Lender, and grants Lender a Lien on, the Collection Account, the Cash Management Account, the Leasing and Operations Reserve Account, all funds on deposit in such accounts at any time and all proceeds and products thereof to secure all of Borrower’s obligations hereunder and under the Loan Documents.
(e)    As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Lender, and grants to Lender a security interest in, the Collection Account, the Cash Management Account and the Leasing and Operations Reserve Account and all monies at any time on deposit in the Collection Account, the Cash Management Account and the Leasing and Operations Reserve Account Reserve Account.
ARTICLE IV
FUTURE DISBURSEMENTS OF THE LOANS
4.1    General Conditions.

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(a)    Subject to (i) Borrower’s satisfaction of the applicable conditions precedent set forth in Exhibit G attached hereto and (ii) Borrower’s compliance with the applicable provisions of this Article IV, Lender shall disburse the proceeds of each Loan within twelve (12) Business Days after Lender’s receipt of all of the documents and items to be delivered or received pursuant to Exhibit G and this Article IV; provided, however, that at no time shall Lender be obligated to:
(i)    advance to Borrower more than the amount that Borrower has funded from its own monies or are then required to fund to the party seeking payment or, in the case of reimbursement, to the party seeking reimbursement (subject to Retainage, if applicable);
(ii)    make an advance if the Loans are not In-Balance in accordance with Section 4.3;
(iii)    make an advance if Borrower has not contributed a portion of the Future Equity in an amount equal to 35% of the amount due to the party seeking payment or reimbursement in accordance with the Budget; or
(iv)    subject to possible reallocation in accordance with Section 4.4 and Section 4.5, advance proceeds of a Loan in an amount in excess of the Budget Line Items set forth in the Budget, as the same may be adjusted in accordance with the terms of this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Lender shall have no obligation to advance any Loan unless Lender (in its reasonable discretion) is, at all times, satisfied that the Improvements (or tenant improvements, as applicable) can be constructed Lien free (subject to Permitted Encumbrances), substantially in accordance with the Plans and Specifications for the sums set forth in the Budget (or, if more, Borrower has furnished the difference in cash or cash equivalents, subject to the provisions of Section 4.3, Section 4.4 and Section 4.5), by the Completion Date.
4.2    Procedure for Making Disbursements of Loan Proceeds.
(a)    After the Closing Date, disbursements shall be made from time to time as construction progresses pursuant to a Request in the applicable form attached hereto, but no more frequently than once in each calendar month.
(b)    Each Request with respect to Loans or disbursements shall (a) be duly executed by an Authorized Officer on behalf of Borrower, (b) be submitted to Lender and the Construction Consultant not less than twelve (12) Business Days prior to the proposed disbursement date for such Loans, (c) specify the items to be paid or reimbursed with the proceeds of the requested Loans, and (d) include the documentation required to be included therewith under Exhibit G.
(c)    All advances of the Loans and disbursements shall be made for the payment of Project Costs in accordance with the Budget upon Borrower’s satisfaction of the applicable conditions set forth in this Article IV and Exhibit G, as applicable.

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(d)    [Reserved].
(e)    In connection with each requested disbursement of the Loans, (i) at Lender’s option, the Construction Consultant shall perform an inspection of the Project and (ii) Borrower shall pay a draw fee equal to (x) $1,250 for disbursements of Loans to pay Hard Costs and (y) $500 for disbursements of Loans to pay Soft Costs.
4.3    Loan Balancing.
(a)    Borrower represents that the Budget sets forth all anticipated costs as of the date hereof to be incurred by Borrower in connection with the ownership, development, construction, financing, marketing, maintenance and leasing of the Improvements, from time to time through the Maturity Date. Borrower further agrees as follows:
(i)    If at any time, the projected costs anticipated to be incurred for any Construction Work included in any individual Budget Line Item exceeds the amount set forth in the Budget for such individual Budget Line Item (as the same may be adjusted in accordance with the terms of this Agreement) after, to the extent permitted herein, applying any cost savings from other Budget Line Items or amounts in the Contingency Fund as set forth herein, as determined by Lender and the Construction Consultant in their reasonable discretion (including any such determination that the undisbursed Loan proceeds allocated for the payment of future interest on Loans to be advanced from the Commitments (such line items in the Budget being referred to herein as the “Interest Reserve”) is insufficient) based on any reasonable factors, including (1) Lender’s projections of interest rates for period(s) up to and including the full remaining term of the Loan (and permitted extensions); (2) the effect of any Interest Rate Protection Agreement; or (3) cost overruns or Change Orders, then the Loans shall be deemed not “In-Balance.”
(ii)    If the Loans are deemed not “In-Balance,” then Borrower shall, at Lender’s option, within fifteen (15) Business Days after written notice from Lender, deposit with the Lender an amount sufficient to cover such deficiency (a “Deficiency Deposit”), which Deficiency Deposit shall be deposited with Lender in the Controlled Account (the “Deficiency Deposit Account”), or including contributions to pay future interest; provided, however, at Borrower’s request, Lender may, in its sole discretion, permit Borrower to pay any such deficiency directly to the applicable supplier or contractor in place of making such Deficiency Deposit. Lender shall not be required to authorize any disbursement of any Loans before receiving payment of any such Deficiency Deposit into the Deficiency Deposit Account and the prior application of such Deficiency Deposit to the payment of Project Costs so as to bring the Loans In-Balance; provided, however that Lender, may, in its sole discretion elect to fund the net difference between the amount requested for disbursement and such Deficiency Deposit amount. The Deficiency Deposit shall be allocated to the Project Loan Budget and the Building Loan Budget, as applicable, and shall be applied to the payment of Project Costs on account of the Improvements (or tenant improvements, as applicable) prior to any further disbursement of the Loans.

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(b)    If an Event of Default shall occur and be continuing, Lender may, at its option, in addition to exercising any other rights or remedies available under the Loan Documents, (A) apply any unexpended Deficiency Deposit to the costs of completion of the Improvements (or the tenant improvements, as applicable) and/or (B) apply any unexpended Deficiency Deposit to the immediate reduction of any amounts due under the Notes and the other Loan Documents.
4.4    Budget Contingencies. The Budget contains line items designated for contingency for Project Loan Costs (the “Project Loan Costs Contingency Fund”), Hard Costs (the “Hard Costs Contingency Fund”) and Soft Costs (the “Soft Costs Contingency Fund” and together with the Project Loan Costs Contingency Fund and the Hard Costs Contingency Funds, the “Contingency Fund”) which represent amounts necessary to provide reasonable assurances to Lender that funds are available within the Budget if additional costs, expenses and/or delays are incurred or additional interest accrues on the Loans, or other unanticipated events or problems occur. Lender may, in its reasonable discretion, re-allocate the required amount of the Contingency Fund to other Budget Line Items from time to time. Subject to Lender’s prior reasonable consent, Borrower may (but shall not be obligated to do so), from time to time, reallocate the Contingency Fund or portions thereof to Borrower (thereby reducing the amount of the same) for use under the Budget Line Items to which they are re-allocated (subject to the provisions of the preceding sentence). Subject to the foregoing, Borrower agrees that the decisions with respect to utilizing any portion of the Contingency Fund shall be made by Lender in its reasonable discretion and that if the Loans are not In-Balance, Borrower may be required to make a Deficiency Deposit, even if funds remain in the Contingency Fund.
4.5    Budget Line Items. The Budget includes as line items (collectively, “Budget Line Items”) the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of all Construction Work, and all other costs, fees and expenses relating in any way whatsoever to the Construction Work and the operation of the Project. Borrower agrees that all Loans shall be used only for the Budget Line Items for which such Loans are made (as re-allocated from time to time in accordance with the terms of this Agreement). Lender shall not be obligated to authorize the disbursement of any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item. Subject to Lender’s prior reasonable consent, Borrower may apply savings from one Budget Line Item to cost overruns in another Budget Line Item or to the Contingency Fund, or to any other unbudgeted Project Cost provided (a) there are no Events of Defaults existing, (b) all costs to be paid out of the Budget Line Item from which funds are being re-allocated have been paid or sufficient sums remain in said line item to pay such costs when the same become due, (c) said savings are actual savings and are documented to the reasonable satisfaction of Lender and the Construction Consultant in their reasonable discretion, and (d) such reallocation will not violate the provisions of the Lien Law or affect the priority of the Mortgages on the Project.
4.6    Interest; Fees; and Expenses.
(a)    Included in the Budget are projected amounts for (a) interest on the Loans, (b) the fees and expenses of the Construction Consultant, Lender’s counsel and the Title

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Company and (c) the fees and expenses related to the recording of the Mortgages. Subject to Borrower’s compliance with all of the conditions set forth in Exhibit G and this Article IV, Borrower may in any Request request advances for the purpose of paying the aforesaid items due at such time, in which event Lender shall be authorized and is hereby directed to disburse the amount thereof to the Persons entitled to such payments.
(b)    Borrower hereby authorizes Lender to disburse the proceeds of any Loan to pay (a) interest accrued on the Notes, (b) the fees and expenses of the Construction Consultant, Lender’s counsel and the Title Company, and (c) any expenses to be reimbursed by Borrower to Lender under the Loan Documents, notwithstanding that Borrower may not have requested a disbursement of such amounts.
(c)    Lender in its sole and absolute discretion may (but shall not be obligated to do so) make such Loans for disbursements authorized under this Section 4.6 notwithstanding that the Loans are not In-Balance or that an Event of Default exists under the terms of this Agreement or any other Loan Document. Such disbursements shall constitute a Loan and be added to the principal balance of the Notes. The authorization hereby granted is irrevocable, and no further direction, authorization or Request from Borrower is necessary for Lender to make such disbursements. Nothing contained in this Section 4.6 shall require Lender to make Loans for payment of any of the items set forth in subsection (2) above if the other conditions set forth in this Agreement for Loans are not satisfied.
4.7    Direct Loan Advances by Lender. Lender shall advance all or any part of any particular Loan to Borrower for disbursement in accordance with a Request, or at any time during the continuance of an Event of Default, Lender may make such Loan Advances directly to the Construction Manager, a Contractor or other party any costs payable to such party, or at Borrower’s expense, to the Title Company which shall pay said monies to the parties as so instructed by Lender. In addition, Lender may make Advances as contemplated by Section 4 of the Completion Guaranty (whether the applicable work is being performed by the Guarantor or Lender). The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to Lender to make such direct advances provided for above and no further authorization from Borrower shall be necessary to warrant such direct advances, and all such direct advances shall be secured by the Security Documents as fully as if made directly to Borrower, regardless of the disposition thereof by any party so paid. At Lender’s request, any advance of Loan proceeds made by and through the Title Company may be made pursuant to the provisions of a construction escrow agreement in the form then in use by such company with such modifications or amendments thereto as are reasonably required by Lender. Borrower agrees to join as a party to such escrow agreement and to comply with the requirements set forth therein (which shall be in addition to and not in substitution for the requirements contained in this Agreement) and to pay the fees and expenses of the Title Company charged in connection with the performance of its duties under such construction escrow agreement.
4.8    No Waiver or Approval by Reason of Loan Advances. The making of any Loans by Lender shall not be deemed an acceptance or approval by Lender (for the benefit of Borrower or any third party) of the Construction Work or other work theretofore done or constructed or to the Lender’s obligations to make further Loans, nor, in the event Borrower is

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unable to satisfy any condition, shall any such failure to insist upon strict compliance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as herein provided. Lender’s waiver of, or failure to enforce, any conditions to or requirements associated with any Loans in any one or more circumstances shall not constitute or imply a waiver of such conditions or requirements in any other circumstances.
4.9    Authorization to Make Loan Advances to Cure Borrower’s Defaults. If an Event of Default shall occur and be continuing, Lender may (but shall not be required to) perform any of such covenants and agreements with respect to such Event of Default. Any amounts expended by Lender in so doing shall constitute a Loan and be added to the outstanding principal balance of the Loans, and Lender shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable, and no prior notice to or further direction or authorization from Borrower is necessary for Lender to make such disbursements.
4.10    Lender’s Right to Make Loan Advances in Compliance with the Completion Guaranty. Any Loan proceeds disbursed by Lender as contemplated by Section 4 of the Completion Guaranty (whether the applicable work is being performed by the Guarantor or Lender) shall constitute a Loan and be added to the outstanding principal balance of the Loans, and Lender shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable and no prior notice to or further direction or authorization from Borrower is necessary for Lender to make such disbursements.
4.11    No Third-Party Benefit. This Agreement is solely for the benefit of the Lender, Borrower and Guarantor. All conditions of the obligations of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and may be freely waived, modified or supplemented in whole or in part by Lender at any time if in its sole discretion it deems it advisable to do so, and no Person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require Lender to make any Loan advances or shall be a beneficiary of this Agreement or any advances to be made hereunder.
ARTICLE V

INSURANCE; CASUALTY, CONDEMNATION AND RESTORATION
Borrower covenants and agrees that, on or after the date hereof, until payment in full of the Loan and the other amounts payable under the Loan Documents, Borrower shall obtain and maintain in effect, at Borrower’s sole expense, the following policies of insurance in form and substance reasonably satisfactory to Lender, each of which, except for the insurance required in Section 5.1 below, shall have claims paying ability ratings of at least “A-IX” by A.M. Best Company.
5.1    Title Insurance. The Title Policies, together with any endorsements, reinsurance and co-insurance agreements which Lender may reasonably require, insuring Lender, in the principal amount of the Loan, of the validity and priority of the Lien of the Mortgages on the Real Property, subject only to matters approved by Lender in writing. During the term of the Loan, Borrower shall deliver to Lender, within five (5) days of Lender’s written request, such other endorsements to the Title Policies as Lender may reasonably require, provided such

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endorsement(s) can be obtained at commercially reasonable rates; provided, further, notwithstanding the foregoing, Lender shall always be entitled to require a monthly Date Down Endorsement.
5.2    Property Insurance. An “All Risk” property insurance policy, including, but not limited to, coverage for wind, hail, earthquake, flood, collapse, sinkhole and terrorism for an amount not less than one hundred percent (100%) of the estimated replacement cost of the Project (exclusive of costs for foundations, underground utilities and footings) without deduction for physical depreciation. Such “All Risk” property insurance policy shall contain a Lenders Loss Payable Endorsement, and not less than the following: (a) an agreed amount endorsement waiving any coinsurance provisions; (b) a deductible not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) except wind, earthquake and flood; (c) ordinance or law coverage including (i) loss in value to the undamaged portion of the building(s) to full replacement value, (ii) demolition costs with a limit per loss of ten percent (10%) of the value of the building(s) affected by loss, and (iii) increased costs of construction with a limit per loss of ten percent (10%) of the value of the building(s) affected by loss; (d) machinery and equipment breakdown with coverage including, but not limited to, loss or damage from electrical injury, machinery and equipment breakdown, and explosion of steam boilers, air conditioning equipment, high pressure piping, pressure vessels or similar apparatus; and (e) when applicable, business income and loss rents coverage in amount equal to the estimated Gross Operating Income for the property for a period of eighteen (18) months, with 365 Day Extended Period of Indemnity.
5.3    Liability Insurance. A Commercial General Liability policy insuring against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the property, to be on “occurrence” form with limits not less than One Million and No/100 Dollars ($1,000,000.00) each occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate. A Non-Owned and Hired Commercial Automobile Liability policy with a Limit of not less than One Million and No/100 Dollars ($1,000,000.00) per accident. To the extent required by Applicable Law, a Workers’ Compensation and Employers’ Liability policy with limits not less than Statutory Limits for Workers Compensation and One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate for Employer’s Liability. The Commercial General Liability policy shall contain a per location general aggregate if covering multiple locations.
5.4    Umbrella or Excess Liability Insurance. A commercial umbrella or excess liability policy with limits not less than Twenty Million and No/100 Dollars ($20,000,000.00) (the “Umbrella Policy”); provided however, during the period commencing with the Commencement Date and ending upon completion of the Improvements, so long as the umbrella or excess policy maintained by the Construction Manager has limits not less than Twenty Five Million and No/100 Dollars ($25,000,000.00) and is otherwise reasonably satisfactory to Lender, Borrower may maintain the Umbrella Policy with limits not less than Ten Million and No/100 Dollars ($10,000,000.00). This policy shall schedule the following policies as “underlying”: Commercial General Liability, Automobile Liability and Employer’s Liability.
5.5    Builder’s Risk Insurance. A policy of builder’s risk insurance including, without limitation, Delay in Use coverage, on an “all risks” basis as described in Section 5.2

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above for one hundred percent (100%) of the insurable value of all construction work in place or in progress from time to time, insuring the Improvements and any tenant improvements where Borrower has an insurable interest, including materials in storage and while in transit. To the extent there are any construction activities at the Project, the Commercial General Liability insurance required under Section 5.3 above shall include “X”, “C” and “U” coverage. The policy shall also contain a permission of occupancy endorsement.
5.6    General Insurance Requirements. The following additional requirements are also applicable:
(a)    Insurance premiums on all policies must be paid annually, or in installments otherwise acceptable to Lender, in advance;
(b)    No insurance policy required hereunder shall be permitted to provide for premium assessments to be made against Lender;
(c)    Borrower shall provide the following prior to the Effective Date: (i) an ACORD or equivalent certificate of liability insurance and (ii) an ACORD or equivalent certificate of property insurance;
(d)    On the certificates of insurance listed above, the following wording must be stricken: “endeavor to” and “but failure to mail notice shall impose no obligation of liability of any kind upon the company, its agents or representatives.”
(e)    Each policy shall contain not less than a thirty (30) day notice to Lender of written cancellation or non-renewal and not less than ten (10) days prior notice to Lender of cancellation for non-payment of premium;
(f)    Lender to be named (i) the first mortgagee and loss payee with respect to the property insurance coverage, and (ii) an additional insured with respect to general liability and umbrella or excess liability insurances, as follows:

PacificCal PC Core Lender, LLC
Its successors and/or assigns
c/o PCCP, LLC
Attention: Servicing
10100 Santa Monica Blvd, Suite 1000
Los Angeles, California 90067

(g)    A waiver of subrogation shall be provided on all policies of insurance waiving rights of recovery against Lender; and

(h)    The limits of insurance contained herein are minimum limits established by Lender and shall not be construed to mean that Lender represents or warrants that the required limits contained herein are adequate for protection to Borrower.

5.7    Restoration Proceeds.

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Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid with respect to the Property, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower with respect to the Property following any damage, destruction, casualty or loss to all or any portion of the Project (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Project, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgages, to be applied in accordance with this Article V. Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or less (the “Restoration Proceeds Threshold”), provided no Event of Default then exists, Lender shall make such Net Restoration Proceeds available to Borrower. All Insurance Proceeds received by Borrower or Lender with respect to the Property in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall divide the aggregate proceeds by such number of months, and, provided no Event of Default then exists, shall disburse a monthly installment thereof to Borrower each such month. Subject to Lender’s rights under this Section 5.7, provided no Event of Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any costs incurred by Lender, shall be paid to Borrower.
Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out‑of‑pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable as determined by Borrower in its reasonable discretion.

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If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Improvements affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Indebtedness; provided that such payment or prepayment shall be without payment of any Exit Fee and shall not require any defeasance of the Loan, or (ii) to the Restoration of all or any part of such Improvements affected by the Casualty or Taking, as applicable.
5.8    Restoration. Borrower shall restore and repair the Improvements and Equipment or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Notwithstanding anything to the contrary set forth in Section 5.7, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 5.7) available to Borrower for Borrower’s restoration and repair of the Improvements affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its discretion:
(a)    At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Event of Default;
(b)    The Improvements affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Project equal to or greater than prior to such Casualty or Taking, as applicable;
(c)    Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to pay the Indebtedness coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower), the following:
(d)    (i) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than thirty percent (30%) of the fair market value of the Project and less than thirty percent (30%) of the rentable area of the Project, (ii) in the event of a Taking, the Taking resulted in an actual or constructive loss of less than fifteen percent (15%) of the fair market value of the Project and less than fifteen percent (15%) of the rentable area of the Project, less than fifteen percent (15%) of the land constituting the Project is taken, such land is located along the perimeter or periphery of the Project, and no portion of the Improvements is the subject of such Taking and (iii) in any event, (A) Leases covering at least sixty-five percent (65%) of the rentable square footage of the Project and (B) all Leases will remain in full force and effect during and after the Restoration.

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(e)    Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements lost or damaged to the condition, utility and value prior to the applicable Casualty; (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article V); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements.
(f)    Borrower shall commence such work within one hundred twenty (120) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;
(g)    Lender shall be satisfied that the Restoration and Construction Completion will be completed on or before the earliest to occur of (i) the date six (6) months prior to the Maturity Date, (ii) such time as may be required under applicable Legal Requirements in order to repair and restore the Project to the condition it was in immediately prior to such Casualty or such Taking, as applicable, (iii) the expiration of the business interruption insurance coverage referred to above, and (iv) earliest date required pursuant to the terms of any Lease; and
(h)    the Project and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.
5.9    Disbursement.
Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender.
In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Project have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

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5.10    Change in Insurance Requirements. Lender may at any time amend these insurance requirements due to (a) new information not known by Lender on the Effective Date which poses a material risk to the Project or (b) changed circumstances after the Effective Date which in the reasonable judgment of Lender makes such change necessary, provided such amended insurance requirements are available at commercially reasonable rates and is customarily required of similar properties in the prevailing market. Promptly following the receipt of a notice from Lender, Borrower will make such modifications to the terms of any insurance policy as Lender specifies.
5.11    Notification of Loss. Borrower shall promptly notify Lender if Borrower becomes aware of any single loss for an amount in excess of Fifty Thousand and No/100 Dollars ($50,000.00) covered by any insurance policies with respect to the Property required hereunder.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
In order to induce Lender to execute this Agreement and make the Loan, Borrower hereby represents and warrants to Lender as follows:
6.1    Organization; Power; Single Purpose Entity. Borrower (a) is duly organized and validly existing in good standing under the laws of the State of its formation, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Project makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents. Borrower is a “registered organization” within the meaning of the Uniform Commercial Code in effect in the State where Borrower is organized, and Borrower’s organizational identification number issued by such State is set forth under its signature hereto. Borrower is now, and shall at all times remain, an SPE (as defined in Section 8.16 below) and in full compliance with all the terms and conditions contained in Section 8.16 below.
6.2    Authority; Enforceability. Borrower has the requisite legal power and authority to execute, deliver and perform each of the Loan Documents. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite action of Borrower, and no other proceedings or authorizations on the part of Borrower are necessary to consummate such transactions. The Loan Documents executed by Borrower in connection with the Loan are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.
6.3    Ownership of Borrower. Borrower has heretofore provided to Lender an organizational chart setting forth the Members and their respective ownership percentages, and the shareholders, partners or members in the Members and their respective ownership percentages. Except as may be expressly permitted pursuant to Section 8.14 below, without the

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prior written consent of Lender, Borrower shall not cause or permit any change in the Members or in the shareholders, partners or members in the Members, or in the relative ownership interests of such Members or such shareholders, partners or members in the Members.
6.4    No Conflict. The execution, delivery and performance by Borrower of the Loan Documents, and each of the transactions contemplated thereby, do not and will not (a) conflict with or violate Borrower’s partnership agreement, articles of organization, operating agreement or other organizational documents, as the case may be, or (b) to Borrower’s knowledge, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any (i) contractual obligation to which Borrower, the Project or the other Collateral is subject, (ii) statute, ordinance, rule or regulation of any Governmental Authority applicable to Borrower, the Project or the other Collateral or (iii) court or Governmental Authority order, or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than Liens in favor of Lender arising pursuant to the Loan Documents).
6.5    Consents and Authorizations. Borrower has obtained all consents and authorizations required under its organizational documents or pursuant to its contractual obligations with any other Person, and has obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents and the Environmental Indemnity Agreement. Guarantor has obtained all consents and authorizations required under its organizational documents or pursuant to its contractual obligations with any other Person, and has obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Guaranty Documents.
6.6    Financial Information. All financial statements and other financial information heretofore delivered by Borrower to Lender, including, without limitation, information relating to the financial condition of Borrower, Guarantor, or the Project (including, without limitation, constructions schedules and budgets for construction work done a the Project prior to the Effective Date), or the Members in Borrower, are true and correct in all material respects, fairly and accurately reflect the financial condition of the subject thereof and have been prepared in accordance with GAAP, or another accounting method approved by Lender. There has been no change that would have a Material Adverse Effect on Borrower or Guarantor, or the ability of Borrower or Guarantor to perform its respective obligations under the Loan Documents, since the date of such financial statements or other financial information. Neither Borrower nor any Guarantor has filed or been the subject of any bankruptcy, insolvency, reorganization, dissolution or similar proceeding or any proceeding for the appointment of a receiver or trustee for all or any substantial part of their respective property. Neither Borrower nor any Guarantor has admitted in writing its inability to pay its debts when due, made an assignment for the benefit of creditors or taken other similar action.
6.7    Litigation; Adverse Effects; Condemnation.

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(a)    There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending against and served upon or, to best of Borrower’s knowledge, threatened against and not served upon Borrower, any Guarantor, the Project or any other Collateral which could (i) result in a Material Adverse Effect on such Person, the Project or the other Collateral, or (ii) materially and adversely affect the ability of Borrower to perform its obligations under the Loan Documents and the Environmental Indemnity Agreement (as applicable) or any Guarantor to perform its respective joint and several obligations under Guaranty Documents (as applicable).
(b)    Borrower is not (i) in violation of any applicable Legal Requirements, which violation could have a Material Adverse Effect on Borrower, Guarantor, the Project or any other Collateral, or (ii) subject to or in default with respect to any court or Governmental Authority order which could have a Material Adverse Effect on Borrower, Guarantor, the Project or any other Collateral. There are no governmental or administrative proceedings pending or, to the best of Borrower’s knowledge, threatened against Borrower, the Project or any other Collateral, which, if adversely decided, would have a Material Adverse Effect on Borrower, Guarantor, the Project or any other Collateral.
(c)    There are no known, pending or, to the best of Borrower’s knowledge, threatened eminent domain or condemnation proceedings affecting the Project (or any portion thereof).
(d)    There are no known, pending or to the best of Borrower’s knowledge, threatened claims outstanding against Borrower or the Project (or any portion thereof) in respect of any work done on or prior to the date hereof at, on or around the Project by any contractor or third party claimant not covered by applicable insurance.
6.8    Payment of Taxes. All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable, except such taxes, if any, as are being contested in good faith by appropriate proceedings, and subject to such extensions of the filing and/or due date thereof as Borrower shall have obtained. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower, which is not being actively contested in good faith by Borrower or Seller.
6.9    Disclosure. The representations and warranties of Borrower contained in this Agreement, the other Loan Documents and the Guaranty Documents and all certificates, financial statements and other documents delivered to Lender in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. All organizational documents, financial statements, Leases, agreements and other documents and instruments delivered by Borrower to Lender pursuant to this Agreement, the other Loan Documents and the Environmental Indemnity Agreement are, in all material respects, true, correct and complete copies of the originals. All organizational documents, financial statements, Leases, agreements and other documents and instruments delivered by Guarantor to Lender pursuant to this Agreement and the Guaranty Documents are,

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in all material respects, true, correct and complete copies of the originals. The foregoing representations and warranties with respect to any documents, Leases or instruments relating to the Project and not prepared by or on behalf of Borrower are made to the best of Borrower’s knowledge. Borrower has not withheld any material fact from Lender in regard to any matter addressed in or material to the Loan Documents.
6.10    Requirements of Law and Other Covenants. Borrower and, to the best of Borrower’s knowledge, the Project and the use thereof comply with (i) all statutes, ordinances, rules and regulations of Governmental Authorities applicable to Borrower or the Project (including, without limitation, the ADA and all Hazardous Materials Laws), and (ii) any restrictive covenants or other title matters affecting the Project or any portion thereof. Borrower shall be responsible for all ADA and Hazardous Materials Laws compliance costs. The Project consists of legal and separate lot(s) for tax assessment purposes. All requisite permits, easements and rights of way necessary for the occupancy, operation, ownership and use of the Project have been or will be obtained by or on behalf of Borrower and those that have been obtained are in full force and effect.
6.11    Deliveries; Purchase Price for Project; Outstanding Balance of Existing Loan. Borrower has heretofore delivered to Lender true, complete and correct copies of the Purchase Agreement, all Leases at the Project, as well as the other documents, materials and information delivered to Borrower or otherwise obtained by or prepared for Borrower with respect to the acquisition, ownership or operation of the Project by Borrower. No such documents, materials or information disclosed, and Borrower has not otherwise discovered in the course of its due diligence investigations, any facts, matters or circumstances that could have a Material Adverse Effect on Borrower, the Project or any other Collateral, the transactions contemplated by this Agreement or the other Loan Documents.
6.12    Title to Assets; No Liens. On the Effective Date, Borrower has good and marketable leasehold title to the Project, free and clear of all Liens, except for any Permitted Encumbrances and subject to Borrower’s right to contest the same pursuant to Section 8.3 below.
6.13    Utilities. All utility services, including, without limitation, gas, water, sewage, electrical and to the best of Borrower’s knowledge, telephone, necessary for the use and occupancy of the Project are or will be available at or within the boundaries of the Project and have been or will be connected or are or will be available for connection by Borrower upon completion of Construction and payment of all required connection or hook-up fees.
6.14    Leases. There are no Leases affecting any portion of the Project as of the Closing Date.
6.15    Affiliate Fees. As of the Closing Date, Borrower is not obligated to pay any Affiliate Fees to any Affiliate in connection with the acquisition, financing, operation or management of the Project (except for property management fees payable to the Property Manager and construction management fees payable to the Construction Manager, in each case in accordance with the Loan Documents). Notwithstanding anything to the contrary contained herein, all Affiliate Fees shall at all times be subordinate to the Loan (and Borrower’s operating agreement shall contain an express statement to such effect).

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6.16    Defects. Except as set forth in any third party reports obtained by Lender or delivered to Lender by Borrower, there are no defects, facts or conditions affecting the Project or any portion thereof that would make the Project unsuitable for the occupancy, use or sale thereof or the construction of the Improvements. There are no surface or subsurface soils conditions adversely affecting the Project, including, without limitation, unstable soil or landfills.
6.17    Patriot Act and Related Matters. Borrower complies and will comply at all times with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction of Borrower and the Project, including those relating to money laundering and terrorism and each of Borrower and Guarantor have in place customary procedures to ensure that they have done appropriate diligence in that regard with respect to their investors. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction of Borrower and the Project, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgages and the other Loan Documents and shall be immediately due and payable.
None of Borrower, any Guarantor, or any direct member in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is not currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in Government Lists, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in Government Lists.
6.18    No Additional Liabilities of Guarantor Not Previously Disclosed in Writing to Lender. Notwithstanding anything to the contrary contained hereunder or under any

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of the other Loan Documents, Guarantor has no material obligation which was not previously disclosed to Lender in writing, which obligation would have a Material Adverse Effect on any of (a) Borrower’s ability to perform hereunder or under any of the other Loan Documents, (b) Borrower’s ability to timely and fully repay the Loan (and all amounts due in connection therewith) as required under the Notes, this Agreement and the other Loan Documents, (c) Borrower’s ability now or in the future to operate and renovate the Project (as required hereunder) and/or (d) upon any Guarantor’s respective ability to perform their joint and several obligations under the Guaranty Documents to which such Guarantor is a party.
6.19    ERISA. Neither Borrower nor any ERISA Affiliate (as defined below) maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan,” “multiemployer plan,” or any other “plan” (each as defined in ERISA). Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Code. Transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement by or with Borrower do not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under this Agreement. If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of the Borrower do not constitute the assets of such plan under such other laws. “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (b) solely for purposes of potential liability under Section 302(b)(2) of ERISA and Section 412(b)(2) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member.
6.20    Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
6.21    Intentionally Omitted.
6.22    REOC Status. Borrower has, at all times since the date of its first investment, satisfied all of the requirements set forth in 29 C.F.R. § 2510.3-101(e) to qualify as a “real estate operating company,” as defined in such regulation (a “REOC”).
6.23    Compliance with Law; Government Approvals.

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(a)    Borrower and the Project, as applicable, and the contemplated use thereof and operations thereat, shall, upon completion of the Construction Work, comply with all Applicable Law.
(b)    To Borrower’s knowledge, other than those Government Approvals to be obtained after the date this representation is given, all material Government Approvals necessary in connection with the construction and operation of the Project as contemplated by the Loan Documents and the Project Documents, have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal, are held in the name of Borrower (in the case of the Project), are free from conditions or requirements except where the failure to comply with which could not reasonably be expected to have a Material Adverse Effect or with which Borrower does not reasonably expect will be able to be satisfied in the ordinary course of business, and are assignable to and assumable by the successors in interest and transferees of Borrower and run with the land.
(c)    There is no proceeding pending or, to Borrower’s knowledge, threatened that seeks, or may reasonably be expected, to rescind, terminate, modify, amend or suspend any such Government Approval.
(d)    The information set forth in each application and other written material submitted by Borrower and, to Borrower’s knowledge, to the applicable Governmental Authority in connection with each such Government Approval is accurate and complete in all material respects.
(e)    The Government Approvals to be obtained after the date this representation is given are required solely in connection with later stages of development, construction or operation of the Improvements and are not customarily obtained until a later stage of development or construction or after commercial operation is about to commence within the Project, and shall be obtained on or prior to the date when so required. Borrower has no reason to believe that any Government Approval that has not yet been obtained by Borrower, but which will be required in the future, will not be granted in due course, on or prior to the date when required and free from any condition or requirement, compliance with which could reasonably be expected to have a Material Adverse Effect or which Borrower does not reasonably expect will be able to be satisfied in the ordinary course of business.
(f)    The Project (if constructed in accordance with the Plans and Specifications and the Project Documents) will conform to and comply with all covenants, conditions, restrictions and reservations in the Government Approvals and all Applicable Law, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.
(g)    Borrower has no reason to believe that Lender will not be entitled, without undue expense or delay, to the benefit of each such Government Approval with respect to the Project upon the exercise of remedies under the Security Documents.
(h)    Borrower has delivered to Lender a true and complete copy of each Government Approval heretofore obtained with respect to the Project, as the same shall be

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supplemented during the course of obtaining additional Government Approvals as the Construction Work proceeds.
6.24    Use of Project. The Project, upon completion of the construction of the Improvements, will be used exclusively for retail purposes.
6.25    Project Documents. Borrower has heretofore delivered to Lender a true and complete copy of each Project Document and, subject to the terms of Section 9.7 of the Building Loan Agreement, none of the Project Documents has been further modified, supplemented and/or amended. The Project Documents then in effect are in full force and effect and Borrower has not received written notice of any default under or with respect to any such Project Document. To the best of Borrower’s knowledge, no other party to any such Project Document is in default under any material covenant or obligation set forth therein.
6.26    Budget. The amounts and allocations set forth in the Budget (including the Project Costs), as it may be amended in accordance with the terms of this Agreement, present a full, complete and good faith estimation of all costs, expenses and fees required to acquire and develop the Project, complete the Construction Work, and pay interest on the Loans, the carrying and operating costs for the Project, and costs in connection with the leasing of the Project. Borrower is not aware of any other such costs, expenses or fees which are material and are not included within the Budget.
6.27    Ground Lease.
(a)    Recording; Modification. A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by the Mortgages. There have not been amendments or modifications to the terms of the Ground Lease since the recordation of such memorandum, with the exception of written instruments which have been recorded. The Ground Lease may not be canceled, terminated, surrendered or amended without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.
(b)    No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the ground lessor’s related fee interest.
(c)    Ground Lease Assignable. Borrower’s interest in the Ground Lease is assignable to Lender upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the date hereof). The Ground Lease is further assignable by Lender, its successors and assigns without the consent of the ground lessor except as otherwise expressly provided in the Ground Lease.
(d)    Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and, to Borrower’s knowledge, there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

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(e)    Notice. The Ground Lease requires the ground lessor to give notice of any default by Borrower to Lender. The Ground Lease, or estoppel letters received by Lender from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease.
(f)    Cure. Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate the Ground Lease.
(g)    New Lease. The Ground Lease requires the ground lessor to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(h)    Insurance Proceeds. Under the terms of the Ground Lease and the Mortgage, taken together, any Insurance Proceeds will be applied either (y) to the repair or restoration of all or part of the Project, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or (z) to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.
(i)    Subleasing. The Ground Lease does not impose any restrictions on subleasing except for the use restrictions expressly set forth therein.
ARTICLE VII
REPORTING COVENANTS
Borrower covenants and agrees that, on and after the date hereof, until payment in full of the Loan and other amounts payable under the Loan Documents:
7.1    Financial Statements and Other Financial and Operating Information. Borrower shall keep and maintain or shall cause to be kept and maintained, on a calendar year basis, in accordance with GAAP or other accounting method approved by Lender, consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Project. Borrower shall deliver or cause to be delivered to Lender:
(a)    Monthly Leasing Report and Operating Statements. Within thirty (30) days following the end of each month during the Loan term, a year-to-date operating statement and a leasing report for such month in such forms as Lender shall reasonably require, together with an updated rent roll and delinquency report.
(b)    Quarterly Financial Statements. Within forty-five (45) days following the end of each calendar quarter (excluding the fourth (4th) calendar quarter) during the Loan term, Borrower and Guarantor shall provide unaudited financial statements for the Project for such quarter in such form as Lender shall reasonably require, including a balance sheet, income statement and cash flow statement, together with related schedules and supporting reports, when applicable. Such financial statements shall be prepared on the basis of GAAP, Federal tax basis,

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or another accounting method approved by Lender, and shall be accompanied by a certificate executed by Borrower or Guarantor, certifying the completeness, fairness and consistency thereof. In addition, Borrower shall also submit a summary of all Gross Operating Income received during such prior quarter, and how such funds were expended.
(c)    Annual Financial Statements. Within one hundred twenty (120) days after the end of each calendar year, annual unaudited financial statements of Borrower and Guarantor, consisting of a balance sheet, income statement and cash flow statement, together with related schedules and supporting reports, when applicable. Such financial statements shall be prepared on the basis of GAAP, or another accounting method approved by Lender, and shall be accompanied by a certificate executed by Borrower or Guarantor, certifying the completeness, fairness and consistency thereof. Borrower and Guarantor shall have its respective annual financial statements reviewed and certified by an independent, reputable accounting firm reasonably acceptable to Lender (provided that Ross, Rosenthal & Company LLP shall be deemed acceptable to Lender); provided that the KBS Guarantor shall only be required to provide internally-prepared financial statements to include a balance sheet, an income statement and a cash flow statement, none of which shall be required to be certified by an independent accounting firm. If an Event of Default has occurred then the Lender, at its option, may require such financial statements to be audited; provided, however, such audited financial statements shall not be required for any Onyx Guarantor and, with respect to KBS Guarantor, such audited financial statements may be those of KBS Strategic Opportunity REIT II, Inc., a Maryland corporation.
(d)    [reserved].
(e)    Budgets. Not later than November 30th of each calendar year, projections of Borrower detailing expected sources and uses of funds for the Project for the next year, including projected capital expenditures and projected operating budgets for the immediately succeeding twelve (12) month period, in each case subject to Lender’s review and approval. With respect to the foregoing Approved Budget, Borrower shall provide such additional supporting details as Lender shall reasonably request.
(f)    Annual Net Worth Covenant Compliance Certificates. In accordance with the terms and conditions of the Guaranty Documents, within one hundred twenty (120) days after the end of each calendar year, each Guarantor shall provide Lender with an executed Compliance Certificate which, when taken together with the Compliance Certificates delivered by each of the other Guarantors, evidences Guarantor’s compliance, in the aggregate, with the Net Worth Covenant for the calendar year just ended.
(g)    Knowledge of Event of Default. Promptly upon Borrower obtaining actual knowledge of (i) any condition or event which constitutes an Event of Default, or (ii) any condition or event which has or is reasonably expected to have a Material Adverse Effect on Borrower, the Project or construction of the Improvements, written notice specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by Borrower and the nature of such claimed Event of Default or other event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto.

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(h)    Litigation, Arbitration or Government Investigation. Promptly upon Borrower obtaining actual knowledge of (i) the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower, the Project or any other Collateral not previously disclosed in writing by Borrower to Lender pursuant to this section, including any eminent domain or other condemnation proceedings affecting the Project, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, is reasonably expected to have a Material Adverse Effect on Borrower, Guarantor, the Project or any other Collateral, written notice thereof to Lender and such other information as may be available to it to enable Lender and its counsel to evaluate such matters.
(i)    Organizational Documents. Pursuant to Section 6.1 above, a true, correct and complete copy of Borrower’s limited partnership or limited liability company operating agreement; and promptly following the date thereof, any amendments or modifications thereof entered into in accordance with and as may be expressly permitted under, this Agreement and the other Loan Documents.
(j)    Insurance Coverage; Taxes. Within thirty (30) days of the end of each calendar year during the Loan term, Borrower shall deliver documents verifying, to Lender’s reasonable satisfaction, that any insurance required under Article V is in effect and that all property taxes have been paid in full.
(j)    Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession or control of Borrower with respect to (i) the Collateral, or (ii) the business, assets, condition (financial or otherwise), income of Borrower as Lender may from time to time reasonably request, at no cost to Borrower, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports, leasing status reports, equity funding requirements, contingent liability summaries, projections of leasing fees and overhead budgets.
7.2    Environmental Notices. Borrower shall promptly and in any event within five (5) Business Days, notify Lender, in writing, after Borrower’s learning thereof of any of the following: (a) a discovery of any Hazardous Materials on, under or about the Project, other than Hazardous Materials temporarily in transit through the Project; (b) any knowledge by Borrower that the Project does not comply with any Hazardous Materials Laws; and/or (c) any Hazardous Materials Claims.
ARTICLE VIII
OTHER COVENANTS
Borrower covenants and agrees that, on and after the date hereof, until payment in full of the Loans and other amounts payable under the Loan Documents:

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8.1    Existence. Borrower shall at all times maintain its partnership or limited liability company existence, and shall do or cause to be done all things necessary to preserve and keep in full force and effect its rights to do business in, and shall remain in good standing in, each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.
8.2    Compliance. Borrower shall comply with all covenants, conditions, restrictions, Leases, easements, reservations, rights and rights-of-way and all applicable Legal Requirements relating to the Project (including, without limitation, all Hazardous Materials Laws applicable to the Project and the ADA), and Borrower shall obtain and maintain in full force and effect all necessary approvals, consents, licenses and permits of any Governmental Authority. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements.
8.3    Payment of Taxes, Assessments and Charges. Except to the extent that Lender is obligated to pay Impositions and insurance premiums from the Tax and Insurance Reserve Account pursuant to the terms of Section 12.2, Borrower shall pay all Impositions and insurance premiums with respect to itself and the Project in accordance with the terms hereof. Borrower may, at its expense, after prior notice to Lender, contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialmen, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialmen, suppliers or vendors, such proceedings shall suspend the collection thereof from the Project, (ii) neither the Project nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in such contest, (iii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, and neither the Project nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (iv) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, and (iv) Borrower shall have furnished to Lender additional security in respect of the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest in the amount of one hundred percent (100%) of the amount of such claim.
8.4    Books and Records. Borrower shall: (a) maintain full and complete books of account and other records reflecting the results of its operations in accordance with GAAP or another accounting method approved by Lender; and (b) permit Lender and its agents, at any time and from time to time during normal business hours, upon notice reasonable under the circumstances, which may be written or oral, to inspect and copy all of such books and records.

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8.5    Entry and Inspection. Subject to the rights of tenants under the Leases, Lender and its authorized representatives shall, at all times, upon notice reasonable under the circumstances, which may be written or oral (except in the case of exigent circumstances, in which case no prior notice need be given), have the right of entry and free access to the Project to inspect the Project for any purpose including, without limitation, the evaluation of the existence, location, nature and magnitude of any Hazardous Materials, and Borrower’s compliance with Hazardous Materials Laws. Such entry shall be undertaken so as to minimize any interference with Borrower’s construction of any Improvements and tenants’ use of the Project to the extent reasonably possible and shall be subject to the rights of the tenants under the Leases. Lender shall not perform any invasive testing relating to Lender’s evaluation of Hazardous Materials unless an Event of Default shall have occurred and be continuing.
8.6    Construction.
(a)    Borrower shall commence the Demolition Work no later than the date set forth in Section 8.26 hereof.
(b)    Borrower shall commence the Construction Work no later than the Commencement Date and shall complete the Construction Work by the Completion Date.
(c)    Borrower shall deliver to Lender evidence satisfactory to Lender of all approvals, consents, licenses and permits of any Governmental Authority (including, without limitation, building permits and site plan approvals) necessary for the Improvements by August 1, 2017.
(d)    Borrower shall deliver to Lender no later than twenty (20) days prior to the Commencement Date each of the following, which shall each be subject to the review and approval of Lender and Construction Consultant in their sole discretion (provided, however, Lender’s approval shall be in Lender’s reasonable discretion to the extent such deliverables are substantially similar to the preliminary versions approved by Lender as of the Closing Date):
(i)    the final Plans and Specifications for the Improvements, sealed by the applicable Design Professionals;
(ii)    the final Budget as reasonably approved by Lender;
(iii)    a schedule of the identity of the Contractors for the Improvements representing at least 70% of the cost of the completion of the Construction Work (including the Major Contracts for the mechanical, electrical, plumbing, foundation, superstructure, sprinkler, carpentry and curtain wall work and any other Major Contractors deemed reasonably appropriate by Lender), and copies of the executed Contracts entered into with such Contractors and all material modifications, amendments and/or supplements with respect thereto, together with a certificate of an Authorized Officer of Borrower certifying that (A) the copies of the Contracts attached to such certificate are true, correct and complete in all material respects; (B) such Contracts attached to such certificate are in full force and effect; and (C) neither Borrower, nor, to Borrower’s knowledge, the Construction Manager nor the applicable Contractor is in default thereunder beyond notice and the expiration of applicable cure periods;

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(iv)    a true and correct copy of the construction management agreement or general construction contract with respect to the Improvements certified as such by an Authorized Officer of Borrower and evidence that no term or condition of such contract shall have been modified, amended, supplemented and/or waived without the prior consent of Lender. The form and substance of the construction management agreement or general construction contract, as applicable, shall be satisfactory to Lender;
(v)    the final Construction Schedule; and
(vi)    evidence reasonably satisfactory to Lender that all items identified in the Environmental Report, including, without limitation, hydraulic fluids, waste, asbestos-containing materials and vapor encroachments, have been addressed or remediated.
8.7    Use of Proceeds. Borrower shall use the proceeds of the Loan solely for the purposes permitted under this Agreement, including Exhibits C and D attached hereto, and the other Loan Documents.
8.8    Additional Liabilities. Without the prior written consent of Lender, (a) Borrower shall not incur any indebtedness or obligations other than the indebtedness and obligations of Borrower under or by this Agreement and the other Loan Documents or any required Interest Rate Protection Agreement or unsecured trade payables relating to construction of the Improvements or the Project and incurred by Borrower in the ordinary course of its business not to exceed two percent (2%) of the outstanding principal balance of the Loan; (b) Borrower shall not cause or permit any additional Liens to encumber or otherwise affect title to the Project or the other Collateral, subject to Borrower’s right to contest the same pursuant to Section 8.3 above; and (c) Borrower shall not cause or permit any direct member of Borrower to mortgage, pledge, hypothecate or encumber such Person’s partnership, membership or other equity interest in Borrower.
8.9    Leases.
(a)    Borrower shall (i) observe and perform all of the material obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease; (iii) promptly notify Lender of any tenant under a Lease which has vacated, or has given Borrower written notice of its intention to vacate, the premises leased to such tenant pursuant to the applicable Lease; and (iv) enforce the terms, covenants and conditions in the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Project.
(b)    Borrower shall obtain the prior written approval of Lender for any Lease, amendment thereto, assignment thereof, or subletting thereunder; provided, however, no such approval shall be required if such Lease (i) meets or exceeds the Leasing Guidelines, (ii) is documented using, with commercially reasonable revisions, the standard lease form approved by Lender in its reasonable discretion; (iii) [reserved]; (iv) is an arms-length transaction with a tenant that is not an Affiliate of Borrower, and (v) is subordinate to the Mortgages and the tenant thereunder agrees to attorn to Lender. Borrower shall promptly deliver to Lender a copy of each Lease entered into after the Closing Date, together with written certification from Borrower confirming that the copy delivered is a true, complete and correct copy of such Lease.

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(c)    Borrower shall not (i) make any assignment or pledge of any Lease or Rents to anyone other than Lender until the Indebtedness is paid in full, (ii) collect any Rents under the Leases more than one (1) month in advance (except that Borrower may collect in advance such security deposits as are permitted pursuant to applicable Legal Requirements and are commercially reasonable in the prevailing market); (iii) terminate any Lease (provided, however, that Borrower may terminate any such Lease if the lessee thereunder is in material monetary default of such Lease); or (iv) execute or grant any modification of any Lease which in the aggregate would be reasonably likely to have a Material Adverse Effect, in each case without the prior written consent of the Lender, which approval may be granted or withheld in Lender’s reasonable discretion.
(d)    Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease shall, if permitted pursuant to applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or, at Lender’s option, be fully assigned to and held by Lender).
8.10    Limitations on Distributions. Upon the occurrence of an Event of Default and thereafter until such Event of Default is cured or waived, Borrower shall not distribute any money or other property to any Member or other Equity Interest holder in Borrower, whether in the form of earnings, income or other proceeds from the Project, provided that Borrower shall be permitted to make distributions to the extent required for the indirect owners of Borrower to comply with REIT tax rules; Borrower shall not repay any principal or interest on any loan or other advance made to Borrower by any Member in Borrower; and Borrower shall not loan or advance any funds to any such Member in Borrower.
8.11    Subdivision Maps; Zoning; Joint Assessment. Borrower shall not record any final map, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Project (or portion thereof) (collectively, “Subdivision Map”), or otherwise subdivide in any way, in each and every case, only with Lender’s prior written consent with respect thereto (which consent may be granted or withheld in Lender’s sole and absolute discretion). Borrower shall not materially change the Project’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Project’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Project to the condominium or cooperative form of ownership), except those necessary in connection with the uses permitted pursuant to this Agreement, or (b) joint assessment of the Project with any other real or personal property.
8.12    ERISA Compliance. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in Section 6.19 to remain true and correct throughout the term of the Loans.
8.13    Application of Gross Operating Income. To the extent required under the Cash Management Agreement during the continuance of an Event of Default, all Gross Operating Income deposited by Borrower into the Collection Account shall be applied by Lender pursuant to Section 3.3 hereof and the Cash Management Agreement.

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8.14    Transfers. Except as expressly permitted as a Permitted Transfer, Borrower shall not Transfer the Project, any portion thereof or any interest therein, or allow a Transfer of any direct or indirect Equity Interests in Borrower or Guarantor, in each case, without the prior written consent of Lender. Except as expressly permitted in this Agreement, Borrower shall not cause or permit any direct or indirect Member or other Equity Interest holder in Borrower or any Guarantor to, directly or indirectly, Transfer, convey, assign, mortgage, pledge, hypothecate, encumber, alienate or grant a security interest in the partnership interest, membership interest or other equity interest of such partner, Member, other Equity Interest holder in Borrower without Lender’s prior written consent.
8.15    Management.
(a)    Management of the Property. At all times after Construction Completion, the Project will be managed at all times by the Property Manager pursuant to a Lender-approved Property Management Agreement unless terminated as provided in the Loan Documents. Borrower shall diligently perform all terms and covenants of the Property Management Agreement. Borrower shall not (a) surrender, terminate, cancel, or materially modify the Property Management Agreement, (b) enter into any other agreement relating to the management or operation of the Project with Property Manager or any other Person, (c) consent to the assignment by Property Manager of its interest under the Property Management Agreement or (d) waive or release any of its rights and remedies under the Property Management Agreement, in each case, without the consent of Lender. Upon entering into any Property Management Agreement or, if at any time thereafter Lender consents to the appointment of a new property manager, Property Manager or such new property manager, as applicable, and Borrower shall, as a condition to Lender’s consent, execute a subordination of the new Property Management Agreement in form and substance satisfactory to Lender. With respect to any such new property manager (other than a property manager which is a nationally recognized third-party property manager subject to a Property Management Agreement on market terms), Lender’s consent may be conditioned upon Borrower delivering (or causing to be delivered) to Lender a Rating Agency Confirmation with respect to such new property manager and new Property Management Agreement. In no event shall property management fees payable by Property Manager in connection with its management of the Project exceed the greater of (i) $8,500 per month and (ii) 3.0% of gross revenue from the Project.
(b)    Leasing of the Project. At all times after Construction Completion, the Project will be leased at all times by a Lender-approved Leasing Agent pursuant to a Lender-approved Leasing Agreement unless terminated as provided in the Loan Documents. Borrower shall diligently perform all terms and covenants of the Leasing Agreement. Borrower shall not (a) surrender, terminate, cancel, or materially modify the Leasing Agreement, (b) enter into any other agreement relating to the leasing of the Project with Leasing Agent or any other Person, (c) consent to the assignment by Leasing Agent of its interest under the Leasing Agreement or (d) waive or release any of its rights and remedies under the Leasing Agreement, in each case, without the consent of Lender. If at any time Lender consents to the appointment of a new leasing agent, such new leasing agent and Borrower shall, as a condition to Lender’s consent, execute a subordination of the new Leasing Agreement in form and substance satisfactory to Lender.

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8.16    Special Purpose Entity. Borrower, has been, shall be and shall remain at all times a special purpose bankruptcy remote entity (an “SPE”) and shall at all times comply with the following covenants:
(a)    The purpose for which Borrower is organized has always been and shall be limited to (i) owning, holding, selling, constructing, leasing, transferring, exchanging, operating and managing Borrower’s interest in the Project, (ii) entering into the Loan, (iii) refinancing the Project in connection with a permitted repayment of the Loan, and (iv) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.
(b)    Borrower has never owned, does not own and will not own any asset or property other than (i) the Project and (ii) incidental personal property necessary for and used in connection with the ownership or operation of the same.
(c)    Borrower has never and shall not engage in a business other than the ownership, operation and management of the Project and any other property which is hereafter acquired by Borrower with Lender’s prior written consent.
(d)    Borrower has not entered and will not enter into any contract or agreement with any Affiliate, any Guarantor, or any affiliate of any Guarantor other than the Property Management Agreement and the Construction Management Agreement, provided, however, that Borrower may enter into contracts with Affiliates with Lender’s prior written consent so long as such contracts relate to the Project and provide for payments at prevailing market rates.
(e)    Borrower has not incurred and will not incur any indebtedness, secured or unsecured, other than (i) the Loan and incidental costs and expenses associated therewith, (ii) indebtedness incurred in the ordinary course of business to vendors and suppliers of services to the Project (not more than thirty (30) days past due), (iii) non-delinquent property taxes and assessments, and (iv) any required Interest Rate Protection Agreement(s). No indebtedness other than the Loan may be secured (either subordinate or pari passu) by the Project, and no indebtedness may be secured, directly or indirectly, by any partnership, membership or other equity interest in Borrower.
(f)    Borrower has not made and will not make any loans or advances to any person or entity and shall not acquire obligations or securities of an Affiliate.
(g)    Borrower has always been, is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.
(h)    Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not materially amend, modify or otherwise change, in violation of the covenants of this Section 8.16, the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower without the written consent of Lender.

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(i)    Borrower has always maintained and shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates. Borrower’s assets have not been and will not be listed as assets on the financial statement of any other Person. Borrower has always had and shall have its own separate financial statement, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its parent companies if inclusion on such a consolidated statement is required to comply with the requirements of GAAP, and provided, further, that such consolidated financial statement shall contain a footnote to the effect that Borrower’s assets are owned by Borrower and that they are being included on the financial statement of its parent solely to comply with the requirements of GAAP. Borrower has always filed and will file its own tax returns and will not file a consolidated federal income tax return with any other corporation. Borrower has always maintained and shall maintain its books, records, resolutions and agreements as official records.
(j)    Borrower has always been, will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other person or entity, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.
(k)    Borrower has always maintained and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
(l)    Neither Borrower nor any constituent party has ever sought or will seek the dissolution, winding up, liquidation, consolidation or merger, in whole or in part, or the sale of material assets of Borrower.
(m)    Borrower has never and will not commingle the funds and other assets of Borrower with those of any other Person, and will not participate in a cash management system with any such Person.
(n)    Borrower has never and will not commingle its assets with those of any other Person and will hold all of its assets in its own name.
(o)    Borrower has never and will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person.
(p)    Borrower has never and shall not pledge its assets for the benefit of any other Person, other than with respect to the Loan.
(q)    Borrower has never and shall not file a petition for relief under the Bankruptcy Code, or under any other present or future state of federal law regarding bankruptcy, reorganization or other debtor relief law.
8.17    Approved Budget. Borrower shall cause the Project to be owned and operated in accordance with the Approved Budget, and shall make no changes (other than de minimis changes) to any such Approved Budget without the prior written consent of Lender.

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8.18    Intentionally Omitted.
8.19    Initial Equity and Future Equity. Borrower shall cause the Initial Equity to be contributed to or applied in payment of the costs and expenses incurred by Borrower in connection with Borrower’s acquisition of the Project on or prior to the Effective Date, including the payment to Seller of a portion of the purchase price payable for the Project. No Initial Equity shall be removed as Borrower’s equity from the Project or utilized to pay any fees, costs, refunds or other charges for the Project or the Loan transaction. Borrower shall cause the Future Equity to be contributed to or applied in payment of the costs and expenses incurred by Borrower in connection with Borrower’s construction, renovation and leasing of the Project in accordance with the Approved Budget. In the event all of the Future Equity has not been contributed in accordance with this Section 8.19 upon the later to occur of (x) the date which is thirty (30) months from the Closing Date and (y) substantial completion of the Project, Borrower shall cause all such unfunded Future Equity to be deposited into a Lender-controlled reserve account (the “Leasing and Operations Reserve Account”) to be held and disbursed in accordance with the terms of Section 3.3(c) hereof.
8.20    Maintenance of the Project; Alterations.
(a)    Upon the Construction Completion, Borrower shall:
(i)    maintain or cause to be maintained the Improvements with the facilities and amenities as described in the definition of “Improvements,” in good condition and repair, in a manner consistent with retail property located in New York City, and make or cause to be made all reasonably necessary repairs or replacements thereto;
(ii)    not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the Improvements without the prior written consent of Lender except to the extent required pursuant to the development of the Project and in connection with the Construction Work or as permitted by this Agreement or required by Applicable Law;
(iii)    subject to the terms of the Loan Documents (including Lender’s release of the applicable funds pursuant to and in accordance with the terms hereof), promptly restore or cause to be restored in like manner any portion of the Improvements which may be damaged or destroyed from any cause whatsoever;
(iv)    not commit, or permit, any physical waste of the Project; and
(v)    subject to the terms of the Loan Documents, not remove or permit the removal of any item constituting part of the Project without replacing it with a comparable item of equal quality, value and usefulness; except that the foregoing provisions shall not prohibit the sale or disposition, in the ordinary course of business, of any property which is obsolete or such replacement is impracticable and in the sound business judgment of Borrower, all as subject to

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the consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.
(b)    Upon Construction Completion, Borrower shall obtain Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to any structural alterations to any improvements that is reasonably likely to have a Material Adverse Effect on Borrower’s financial condition, the use, operation or value of the Project, the actual operating revenues with respect to the Project, other than alterations performed in connection with the restoration of the Project after the occurrence of a casualty in accordance with the terms and provisions of this Agreement and the other Loan Documents.
8.21    Interest Rate Protection Agreement. At all times during the term of the Loan, Borrower shall maintain in effect an Interest Rate Protection Agreement with a counterparty (“Counterparty”) reasonably acceptable to Lender having a Minimum Counterparty Rating. In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than thirty (30) days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 8.21) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.
8.22    Intentionally Omitted.
8.23    Compliance with ZLDA. At all times during the term of the Loan, Borrower shall comply in all material respects with all covenants, conditions and restrictions set forth in the ZLDA, including, without limitation, section 4 thereof.
8.24    Performance of Project Documents and Easements.
(a)    Borrower shall (i) perform and observe in all material respects all of its respective covenants and agreements contained in any of the Project Documents to which it is a party, (ii) take all reasonable and necessary action to prevent the termination of any such Project Document in accordance with the terms thereof or otherwise, (iii) enforce each material covenant or obligation of each such Project Document in accordance with its terms, (iv) promptly give Lender copies of any default or other material written notices given by or on behalf of Borrower received by or on behalf of Borrower from any other Person under the Project Documents and (v) take all such action to achieve the purposes described in clauses (i), (ii) and (iii) of this Section 8.24 as may from time to time be reasonably requested by Lender; provided, however, that Borrower shall be permitted, upon Lender’s reasonable approval, to contest the validity or applicability of any requirement under the Project Documents and provided further, that Borrower’s obligations under this Section 8.24(a) shall not apply to any Project Document unless the breach or termination thereof could result in a Material Adverse Effect upon the Project which would not be mitigated by a substitute or replacement Project Document.

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(b)    Borrower will comply with all restrictive covenants and easements affecting the Project (unless the Title Company has insured against the enforcement of same in the Title Policy). All covenants, easements, cross easements or operating agreements which may hereafter be acquired, entered into or amended by Borrower affecting the Project (it being understood that Borrower will use reasonable efforts to procure such of the foregoing items as Lender may reasonably deem appropriate) shall be submitted to Lender for Lender’s approval, which shall not be unreasonably withheld or delayed, prior to the execution thereof by Borrower, accompanied by a drawing or survey showing the location thereof.
8.25    Proceedings to Enjoin or Prevent Construction. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful all or any part of the Construction Work, Borrower, at its sole cost and expense, will cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.
8.26    Construction Milestones. Borrower shall (i) commence Demolition Work after the earlier to occur of (x) thirty (30) days after receipt of all approvals, consents, licenses and permits of any Governmental Authority necessary to conduct such work and (y) one hundred eighty (180) days after the Closing Date and (ii) commence Construction Work within twelve (12) months after the Closing Date (the “Commencement Date”); provided that the foregoing time periods may be extended if a Force Majeure Event has occurred. Borrower shall at all times diligently pursue development of the Project.
8.27    Ground Lease. Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Ground Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder; (ii) promptly notify Lender of any default under the Ground Lease of which it receives actual notice; (iii) promptly deliver to Lender a copy any written notice received by Borrower under the Ground Lease; and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by ground lessor under the Ground Lease. Without Lender’s prior written consent, Borrower shall not (a) surrender, terminate, cancel, extend or renew the Ground Lease; (b) modify, change, supplement, alter or amend in any respect, or waive or release any of its rights and remedies under, the Ground Lease; or (c) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Ground Lease. In the event Borrower acquires or succeeds to the fee estate of the Project, with or without any outstanding intervening estates or interests, no merger of estates or interests shall be deemed to have occurred without Lender’s express written consent.
ARTICLE IX
HAZARDOUS MATERIALS
9.1    Special Representations and Warranties. Without in any way limiting the other representations and warranties set forth in this Agreement, Borrower hereby expressly represents and warrants to Lender, to the best of Borrower’s knowledge and except as disclosed

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in that certain Phase I Environmental Site Assessment, prepared by WCD Group, LLC, dated as of November 11, 2016 (the “Environmental Report”), as follows:
(a)    Hazardous Materials. The Project is not and, during Borrower’s period of ownership, has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, without limitation, mold, mildew, and viruses, whether or not living (collectively, “Mold”); hazardous wastes; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, “Hazardous Materials”). “Hazardous Materials” shall not include De Minimis Hazardous Materials (as defined in the Environmental Indemnity Agreement) or commercially reasonable amounts of such materials used in the ordinary course of operation of the Property which are used and stored in accordance with all Hazardous Material Laws, or Mold in amounts or concentrations not detectable by means such as those used in preparing a standard phase I mold survey..
(b)    Hazardous Materials Laws. The Project is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
(c)    Hazardous Materials Claims. There are no claims or actions pending or threatened against Borrower or, to the best of Borrower’s knowledge, the Project by any Governmental Authority or by any other Person relating to Hazardous Materials or pursuant to Hazardous Materials Laws (“Hazardous Materials Claims”).
9.2    Hazardous Materials Covenants. Borrower agrees as follows:
(a)    No Hazardous Activities. Borrower shall not cause or permit the Project to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.
(b)    Compliance. Borrower shall comply and cause the Project to comply with all Hazardous Materials Laws.

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(c)    Notices. Borrower shall promptly notify Lender in writing of: (i) the discovery of any Hazardous Materials on, under or about the Project; (ii) any knowledge by Borrower that the Project does not comply with any Hazardous Materials Laws; or (iii) any Hazardous Materials Claims.
(d)    Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Project, Borrower shall immediately take, at Borrower’s sole cost and expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise with respect to any Hazardous Materials Claims.
9.3    Inspection by Lender. Lender, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Project during normal business hours for the purpose of determining the existence, location, nature and magnitude of any past or present Release or threatened Release of any Hazardous Materials into, onto, beneath or from the Project. In connection therewith, Lender shall not conduct any invasive testing of the Project unless an Event of Default shall have occurred and be continuing.
9.4    Hazardous Materials Indemnity. Borrower hereby agrees to indemnify, defend and hold harmless Lender and the Indemnified Parties from and against any and all actual losses, damages, liabilities, claims, actions, judgments, costs and legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) which Lender or any Indemnified Party actually incurs as a direct or indirect consequence of: (a) the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials which are found in, on, under or about the Project in violation of Hazardous Materials Laws; or (b) the breach of any covenant (or representation or warranty) of Borrower under this Article IX. Such indemnity shall include, without limitation: (i) the costs, whether foreseeable or unforeseeable, of any repair, cleanup or detoxification of the Project which is required by any governmental entity or is otherwise necessary to render the Project in compliance with all Hazardous Materials Laws; (ii) all other direct or indirect consequential damages (including, without limitation, any third party tort claims or governmental claims, fines or penalties against Lender or any Indemnified Party); (iii) injury to persons and property; and (iii) all reasonable court costs and attorneys’ fees and expenses paid or incurred by Lender or any Indemnified Party. Borrower’s duty and obligations to defend, indemnify and hold harmless Lender and the Indemnified Parties shall survive the cancellation of the Notes and the release, reconveyance or partial reconveyance of the Mortgages.
ARTICLE X
APPLICATION OF CERTAIN FUNDS
10.1    Priority of Application. Borrower shall cause all Gross Operating Income to be applied on a monthly basis for the following purposes and in the following order of priority:
(a)    First, to the payment of the Lender-approved Operating Expenses pursuant to the Approved Budget;

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(b)    Next, the balance, if any to fund any reserves required hereunder or under the Cash Management Agreement;
(c)    Next, the balance, if any, to Lender to make the monthly interest payments due and payable on the Loan; and
(d)    Next, the balance, if any, to Borrower, to be applied as provided in (and subject to the limitations set forth in) Section 10.3 below.
IN THE EVENT THAT GROSS OPERATING INCOME SHALL NOT BE SUFFICIENT TO ENABLE BORROWER TO MAKE ANY OF THE PAYMENTS DESCRIBED IN SUBPARAGRAPHS (a), (b) AND/OR (c) ABOVE (OR THAT FUNDS ARE NOT SUFFICIENT IN THE INTEREST HOLDBACK TO MAKE THE PAYMENTS DESCRIBED IN (c) ABOVE), BORROWER SHALL BE AND REMAIN OBLIGATED TO MAKE SUCH PAYMENTS FROM OTHER SOURCES.
10.2    Security Deposit Account. Borrower shall establish and maintain with a national financial institution reasonably acceptable to Lender an additional demand deposit account in the name of Borrower (together with any successor account, the “Security Deposit Account”), and such security deposits may be commingled with Borrower’s other funds so long as such commingling is in accordance with applicable law. Borrower shall promptly deliver to such Security Deposit Account a sum representing the aggregate liability of Borrower as of such date for security deposits made by tenants at the Project. From and after the Effective Date, Borrower shall promptly deliver to the Security Deposit Account (a) any cash security deposits thereafter received from tenants at the Project, and (b) the proceeds of any letter of credit posted by any tenant in lieu of a cash security deposit arising at such time, if any, as draws are made against such letter of credit. Interest on each tenant security deposit shall be accounted for by Lender in cases where interest is required to be paid to tenants. So long as no Event of Default under the Loan Documents has occurred and is continuing, all sums in the Security Deposit Account shall be utilized by Borrower in such Security Deposit Account to be used for the refund of the tenant security deposits which have been deposited in the Security Deposit Account or to pay Borrower to the extent Borrower is then entitled to retain any portion of such tenant security deposits pursuant to the terms of the tenant leases.
10.3    No Distributions to Borrower. Borrower shall have no right to apply any Gross Operating Income for any purpose other than as expressly provided herein without Lender’s prior written approval, which approval may be granted or withheld in Lender’s sole and absolute discretion. Without limitation on the foregoing, in no event shall any such proceeds ever be paid to Borrower or any Member during the continuance of an Event of Default.
ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES
11.1    Events of Default. The occurrence of any one or more of the following, whatever the reason therefor, shall constitute an Event of Default hereunder:

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(a)    Payment. Borrower shall fail to pay any accrued interest on the Loans, any portion of the principal amount of the Loans, or any other amount payable by Borrower under the this Agreement or the other Loan Documents within five (5) days following the date when and as the same shall become due and payable, provided that the foregoing grace period shall not apply to amounts payable by Borrower on the Maturity Date.
(b)    Other Covenants. Borrower shall fail to perform any other covenant or agreement to be performed by Borrower under this Agreement or the other Loan Documents, and such failure shall continue for more than thirty (30) days after written notice thereof is given to Borrower by Lender (provided, however, that such 30-day cure period shall not apply to any of the occurrences set forth in clauses (a), or (c) – (s), inclusive, of this Section 11.1); provided, however, if any such failure cannot reasonably be cured within said thirty (30) day period, then Borrower shall have such additional time (not to exceed ninety (90) days) to cure such failure as may be reasonable under the circumstances and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such additional period.
(c)    Liens, Attachments, Condemnation. (i) Subject to Borrower’s right to contest set forth in this Agreement, the recording of any mechanic’s lien or claim of lien against in the Project and the continuance of such lien or claim of lien for forty-five (45) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Lender, or without provision of a bond to release such lien of record satisfactory to Lender; (ii) subject to Borrower’s right to contest set forth in this Agreement, the condemnation, seizure or appropriation of, or the occurrence of a material uninsured casualty with respect to, any material portion of the Project; or (iii) the sequestration or attachment of, or any levy or execution upon, any of the Project, any other Collateral, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of sixty (60) days or the sale of the assets affected thereby.
(d)    Representations and Warranties. Any representation or warranty made by Borrower in this Agreement or any of the other Loan Documents or in any certificate, agreement, instrument or other document made or delivered pursuant to or in connection with any of the Loan Documents shall have been false or misleading in any material respect when made.
(e)    Dissolution. Borrower or Guarantor is terminated, dissolved or liquidated; or all or substantially all of the assets of Borrower or Guarantor are sold or otherwise transferred or disposed of without Lender’s written consent.
(f)    Insolvency. (i) Borrower or Guarantor is the subject of an order for relief by any bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or (ii) Borrower or Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed

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without the application or consent of Borrower or Guarantor, as applicable, and the appointment continues undischarged or unstayed for sixty (60) days; or (iii) Borrower or Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceedings relating to it or to all or any part of its property under the applicable Legal Requirements of any jurisdiction; or any similar proceeding is instituted without the consent of Borrower or Guarantor, as applicable, and continues undismissed or unstayed for ninety (90) days; or (iv) any judgment, writ, attachment, execution or similar process is issued or levied against all or any part of the property of Borrower or Guarantor and is not released, vacated or fully bonded within sixty (60) days after its issue or levy.
(g)    Material Adverse Change in Borrower or Guarantor. There shall occur a change in the financial condition of Borrower or any Guarantor from the financial condition of Borrower or Guarantor as of the date of this Agreement, and such change would be reasonably likely to have a Material Adverse Effect upon the right or ability of Lender to receive payment in full of all amounts payable by Borrower or any Guarantor to Lender under this Agreement or the other Loan Documents, and Borrower shall fail to present evidence satisfactory to Lender that such condition has been remedied within thirty (30) days after written notice by Lender to Borrower.
(h)    Other Default. The occurrence of any other event, circumstance or condition that constitutes an “Event of Default” under any of the other Loan Documents or a breach or default under any of the Guaranty Documents, beyond the expiration of any applicable grace or cure periods, if any, specified for such breach or default therein, as the case may be.
(i)    Retirement, Incapacity, Withdrawal or Death. In Lender’s sole discretion, the retirement, death or incapacity of any individual Guarantor or the withdrawal of Guarantor from active participation in Borrower’s business activities.
(j)    Transfers. Borrower shall fail to strictly comply with the provisions of Section 8.14 (Transfers; Management of Borrower);
(j)    Single Purpose Entity. Borrower shall fail to strictly comply with the provisions of Section 8.16 (Special Purpose Entity).
(k)    ERISA Compliance. Borrower shall fail to strictly comply with the provisions of Section 8.12 (ERISA Compliance).
(l)    Loss of Priority. The failure at any time of the Mortgages to be valid superior Liens upon the Project or any portion thereof, other than as a result of any release or reconveyance of the Mortgages with respect to any portion of Borrower’s interest in the Project pursuant to this Agreement.
(m)    Hazardous Materials. The discovery of any significant Hazardous Materials in, on, under or about the Project subsequent to the Effective Date that either are in amounts or concentrations which are in excess of the maximum levels permitted under applicable Hazardous Materials Laws, or which would otherwise have a Material Adverse Effect upon the use or value of the Project. Whether such Hazardous Materials are “significant” shall

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be determined by Lender in accordance with its then current underwriting practices. Notwithstanding the foregoing, the discovery of Hazardous Materials shall not be an Event of Default so long as, promptly after such discovery, Borrower commences and diligently pursues remediation of the Hazardous Materials in compliance with Hazardous Materials Laws.
(n)    Net Worth Covenant. Guarantor shall breach the Net Worth Covenant; provided that, in the event the Onyx Guarantor causes the breach of such covenant, Guarantor may replace such Onyx Guarantor with the KBS Guarantor or another guarantor approved by Lender in its reasonable discretion, provided such replacement guarantor would cause Guarantor to satisfy the Net Worth Covenant.
(o)    In-Balance. Borrower shall fail to strictly comply with the provisions of Section 4.3 of this Agreement.
(p)    Building Loan Agreement Default. An Event of Default shall occur under the Building Loan Agreement, which continues beyond notice and applicable grace periods provided therein.
(q)    Debt Service Coverage Ratio. If during any Extension Term, the Debt Service Coverage Ratio, as determined by Lender as of the end of any calendar month, shall be less than 1.35:1.00 and such requirement is not achieved within thirty (30) days after notice thereof by Lender.
(r)    Construction Milestones. Borrower shall fail to strictly comply with the provisions of Section 8.26; provided that no Event of Default shall occur as a result of such failure if Borrower shall have delivered or caused to be delivered to Lender an updated “as is” Appraisal (at Borrower’s expense) evidencing that the Loan-to-Value Ratio does not exceed 70.0%, it being understood that Borrower may prepay the Loan in accordance with the Loan Documents in order to cause compliance with the condition set forth in this proviso.
(s)    Ground Lease. Subject to any notice and cure rights benefitting Borrower as set forth in the Ground Lease, if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under the Ground Lease), (B) there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower, to be observed or performed (unless waived by the landlord under the Ground Lease), (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the landlord under the Ground Lease), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender of if Borrower fails to exercise any renewal options under the Ground Lease.

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11.2    Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Project. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an insolvency action described in Section 11.1(f).
11.3    Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Project shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) the release or substitution of Project at any time, or of any rights or interest therein or (b) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Project or otherwise hereunder. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgages on the Project, to the extent necessary to foreclose on other parts of the Project.
11.4    Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest.
11.5    Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein after the expiration of any applicable cure period, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and

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the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Interest Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
11.6    Lender’s Right to Complete Construction. Lender may take possession of the Project and complete the construction and equipping of the Improvements pursuant to the Plans and Specifications and do anything in its reasonable judgment to fulfill the obligations of Borrower hereunder, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect the Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, during the continuance of an Event of Default, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Project to complete construction of the Improvements in the name of Borrower; to use unadvanced funds remaining under the Commitments or which may be reserved, or escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes (and all such amounts shall be payable by Borrower together with interest at the Default Interest Rate), to complete the Improvements; to make changes in the Plans and Specifications which shall be necessary to complete the Improvements in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle, or compromise all existing bills and claims and Liens against the Project and take any other steps relating to clearing title to the Project from any Liens that are not Permitted Encumbrances, or to avoid such bills and claims becoming Liens against the Project or security interest against fixtures or equipment, or as may be necessary or desirable for the completion of the construction and equipping of the Improvements or for the clearance of title; to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; to do any and every act which Borrower might do in its own behalf; and to prosecute and defend all actions or proceedings in connection with the Project or fixtures or equipment; to take action and require such performance as it deems necessary under any bonds furnished in connection with the construction of the Improvements and to make settlements and compromises with surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
11.7    Lender’s Rights under the Completion Guaranty. Lender may exercise its rights under the Completion Guaranty to require the applicable Guarantor to perform thereunder, in which case Borrower hereby (1) authorizes Lender to make advances of the Loans directly to the applicable Guarantor in accordance with the terms of the Completion Guaranty and this Agreement and (2) agrees that Borrower shall be liable to Lender for all such advances to the applicable Guarantor and such advances shall be deemed Loans under this Agreement and be evidenced by the Notes and secured by the Mortgages and the other Security Documents.
11.8    NO OBLIGATION WITH RESPECT TO COMPLETION OF THE IMPROVEMENTS. WHETHER OR NOT LENDER ELECTS TO EMPLOY ANY OR ALL OF THE REMEDIES AVAILABLE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, LENDER SHALL NOT BE LIABLE FOR THE CONSTRUCTION OF OR

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FAILURE TO CONSTRUCT, COMPLETE OR PROTECT THE IMPROVEMENTS OR FOR PAYMENT OF ANY EXPENSES INCURRED IN CONNECTION WITH THE EXERCISE OF ANY REMEDY AVAILABLE TO LENDER OR FOR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OTHER OBLIGATION OF BORROWER.
ARTICLE XII
RESERVE ACCOUNTS
12.1    Reserve Accounts Generally.
(a)    Establishment. Prior to Construction Completion, Lender shall establish a “Tax and Insurance Reserve Account” for the purpose of holding the funds to be deposited by Borrower pursuant to this Article XII or in accordance with the Cash Management Agreement. The Tax and Insurance Reserve Account shall be a custodial account established by Lender and shall not constitute a trust fund. At Lender’s option, funds deposited into the Tax and Insurance Account may be commingled with other money held by Lender or its servicer. Borrower acknowledges and agrees that the Tax and Insurance Account is subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof. Borrower shall not have the right to make any withdrawal from the Tax and Insurance Account.
(b)    Application upon Event of Default. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, (i) any amounts deposited into or remaining in the Tax and Insurance Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in Lender’s discretion, and (ii) Borrower shall have no further right in respect of the Tax and Insurance Account.
12.2    Tax and Insurance. Beginning on the first Payment Date occurring after Construction Completion and on each Payment Date thereafter, Borrower shall deliver to Lender the amount reasonably estimated by Lender to be one-twelfth (1/12th) of the annual amount of (A) Impositions, and (B) insurance premiums for policies required pursuant to this Agreement, (collectively, the “Tax and Insurance Monthly Installment”). If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Tax and Insurance Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the aggregate Impositions and insurance premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. As soon as Impositions and insurance premiums are fixed for the then current Fiscal Year or period, the next ensuing Tax and Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax and Insurance Monthly Installments. Lender shall make payments of Impositions and insurance premiums out of the Tax and Insurance Reserve Account before the same shall be delinquent to the extent that there are funds available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.
12.3    Interest on Reserve Accounts. Borrower shall not be entitled to any earnings or interest on funds deposited into the Tax and Insurance Accounts.

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ARTICLE XIII
SECONDARY MARKET TRANSACTIONS
13.1    General. Borrower hereby acknowledges that Lender may, at no cost or expense to Borrower, in one or more transactions (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell, pledge or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times, (d) re-securitize the securities issued in connection with any securitization, and/or (e) further divide the Loan into two or more separate notes or components (the transactions referred to in clauses (a) through (e) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clause (e) above, (i) such notes, note components may be assigned different principal amounts and interest rates, so long as at all times during the term of the Loan after the effective date of such modification, the aggregate amount of, and the weighted average of the interest rates payable under, the Loan and such component note(s), equal the outstanding Indebtedness and Applicable Interest Rate, respectively, immediately prior to such modification, and (ii) Borrower agrees (at no cost to Borrower other than de minimis costs and expenses) to execute and deliver to Lender such amendments to the Loan Documents, title insurance endorsements, legal opinions and other customary loan documentation as Lender may reasonably require in connection therewith), including, without limitation, delivery of a substantive non-consolidation legal opinion in form and substance reasonably satisfactory to Lender.
13.2    Reserved.
13.3    Dissemination of Information. If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (individually, an “Investor” and collectively, the “Investors”), any Rating Agency rating such securities, any organization maintaining databases on the underwriting and performance of commercial loans, trustee, counsel, accountant, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any Guarantor, any Indemnitor and the Project, which shall have been furnished by Borrower, any Affiliate of Borrower, any Guarantor, any Indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable; provided, however, Lender shall not share any confidential information of Borrower, any Affiliate of Borrower, any Guarantor or any Indemnitor with any potential loan participant or assignee without Borrower’s prior consent (not to be unreasonably withheld), which consent shall require execution of a confidentiality agreement or agreements in form and substance satisfactory to Borrower.
13.4    Change of Payment Date. At any time prior to securitization of the Loan by Lender, Lender shall have the right to change the Payment Date to a date other than as set forth in the Notes (such new date, the “New Payment Date”) on thirty (30) days’ written notice to

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Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the Applicable Interest Rate for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date and (ii) shall extend the Maturity Date to the New Payment Date occurring in the calendar month set forth in the definition of Maturity Date.
13.5    Appointment of Servicer and Delegation of Lender Rights.  Borrower acknowledges and agrees that at the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer; provided, however, such delegation will not release Lender from any of its obligations under the Loan Documents.  Borrower shall be responsible for paying to Servicer (on each payment date) Servicer’s monthly servicing fee, in an amount not to exceed 0.06% of the Loan per annum.  At Lender’s direction, Borrower shall pay amounts due hereunder to any third party servicer directly.
ARTICLE XIV
MISCELLANEOUS
14.1    Performance by Lender. In the event that Borrower shall default in or fail to perform any of its obligations under the Loan Documents, Lender shall have right, but not the obligation, without limitation upon any of Lender’s rights pursuant thereto, to perform the same, and Borrower agrees to pay to Lender, on demand, all reasonable costs and expenses incurred by Lender in connection therewith, including reasonable attorneys’ fees, together with interest thereon from the date of expenditure at the Default Interest Rate (as defined in the Notes).
14.2    Actions. Lender shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith Lender may pay necessary expenses, employ counsel, and pay reasonable attorneys’ fees and fees of expert witnesses. Borrower agrees to pay to Lender, on demand, all costs and expenses incurred by Lender in connection therewith, including, without limitation, reasonable attorneys’ fees and fees of expert witnesses, together with interest from the date of expenditure at the Default Interest Rate if not paid within ten (10) days after demand therefor.
14.3    Nonliability of Lender. Borrower acknowledges and agrees that:
(a)    by accepting or approving anything required to be provided to Lender pursuant to the Loan Documents, including, without limitation, any certificate, financial statement, survey, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, effectiveness or legal effect of any term or provision thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

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(b)    Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project;
(c)    the relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Project or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (i) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or any Affiliate, and Lender does not intend to ever assume such status; (ii)  Lender does not intend to ever assume any responsibility to any Person for the quality, suitability, safety or condition of the Project; and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or any Affiliate;
(d)    Lender shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any Person or property arising from any construction on, or occupancy or use of, any of the Project, whether caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower, any Affiliates, or any agents, employees, independent contractors, licensees or invitees of Borrower; (iii) any accident in or on any of the Project or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain any of the Project in a safe condition; and (v) any nuisance made or suffered on any part of the Project, except to the extent caused by Lender’s gross negligence or willful misconduct;
(e)    Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Project;
(f)    In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment;
(g)    Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower's transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other

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events beyond Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement, if any.
14.4    No Third Parties Benefited. This Agreement is made for the purpose of setting forth certain rights and obligations of Borrower and Lender in connection with the Loan. It is made for the sole protection of Borrower and Lender, and Lender’s successors and assigns. No other person shall have any rights of any nature hereunder or by reason hereof.
14.5    Indemnity. Borrower hereby agrees to indemnify, defend and hold Lender, PCCP, LLC, a Delaware limited liability company and each such entity’s respective directors, officers, agents and employees harmless from, any and all Liabilities and Costs which Lender or any such Person may suffer or incur as a direct consequence of: (a) Lender’s making of the Loan, except for violations of banking laws or regulations by Lender; (b) Borrower’s failure to perform any of Borrower’s obligations as and when required by this Agreement or any of the other Loan Documents, including, without limitation, any failure, at any time, of any representation or warranty of Borrower to be true and correct and any failure by Borrower to satisfy any condition; (c) any claim or cause of action of any kind by any Person to the effect that Lender is in any way responsible or liable for any act or omission by Borrower, whether on account of any theory of derivative liability, breach of fiduciary duty by Borrower or an Affiliate, breach of contract by Borrower or an Affiliate or otherwise, including, without limitation, any claim or cause of action for fraud, misrepresentation, tort or willful misconduct by Borrower or any Affiliate or any cause of action brought by Borrower’s direct or indirect investors; or (d) any claim or cause of action of any kind by any Person which would have the effect of denying Lender the full benefit or protection of any provision of this Agreement or the Loan Documents. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify Lender with respect to any intentional tort or act of gross negligence which Lender is personally determined by the judgment of a court of competent jurisdiction (sustained on appeal, if any) to have committed. Borrower shall pay any indebtedness arising under this indemnity to Lender immediately upon written demand by Lender together with interest thereon from the date such indebtedness arises at the Default Interest Rate (as defined in the Notes) if not paid within ten (10) Business Days after demand therefor. Borrower’s duty to defend and indemnify Lender shall survive the release and cancellation of the Notes and release and reconveyance of the Mortgages.
14.6    Binding Effect; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns, except that Borrower may not assign its rights or delegate any of its duties under this Agreement or any of the other Loan Documents without the prior written consent of Lender. Borrower recognizes that Lender would not make the Loan except in reliance upon Borrower’s expertise and reputation, Lender’s knowledge of Borrower.
14.7    Execution in Counterparts. This Agreement and any other Loan Document, but specifically excluding the Notes, may be executed in any number of counterparts,

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each of which when executed and delivered will be deemed to be an original and all of which, taken together, will be deemed to be but one and the same instrument.
14.8    Amendments; Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
14.9    Costs, Expenses and Taxes. Borrower shall pay to Lender, on demand the following:
(a)    the reasonable attorneys’ fees and expenses incurred by Lender or its respective successors and assigns in connection with the negotiation, preparation, execution, delivery, modification, and administration of this Agreement and any other Loan Document and any matter related thereto; Lender shall inform Borrower of the attorneys’ fees and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents on or before the Effective Date;
(b)    the costs and expenses of Lender or their respective successors and assigns in connection with the enforcement of this Agreement and any other Loan Document and any matter related thereto, including, without limitation, the fees and expenses of any legal counsel, independent public accountants and other outside experts retained by Lender; and
(c)    all costs, expenses, fees, premiums and other charges relating or arising with respect to the Loan Documents or any transactions contemplated thereby or in the compliance with any of the terms and conditions thereof, including but not limited to recording fees, filing fees, release or reconveyance fees, title insurance premiums, external or in‑house appraisal or cost engineering fees (including inspections), auditor fees and environmental consultant fees. Borrower recognizes and agrees that formal written Appraisals of the Project by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Project (or any portion thereof) by an independent supervising architect and/or cost engineering specialist at least every eighteen (18) months, and Borrower shall promptly pay the costs and expenses of all such Appraisals and inspections.
All sums paid or expended by Lender or its successors and assigns in accordance with this Agreement and the other Loan Documents shall be considered to be a part of the Loan. All such sums, together with all amounts to be paid by Borrower to Lender pursuant to this Agreement and the other Loan Documents, shall bear interest from the date of expenditure at the Default Interest Rate (if not paid within ten (10) days of demand therefor), and shall be immediately due and payable by Borrower upon demand.

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14.10    Tax Service. Lender is authorized to secure, at Borrower’s expense, a tax service contract which shall provide tax information on the Project to Lender for the term of the Loan.
14.11    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Notes, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Article IX shall survive in perpetuity. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Notes, the Mortgages and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.
14.12    Notices. All notices and other communications required or permitted under this Agreement or any other Loan Document must be in writing and must be personally delivered; mailed by U.S. registered or certified mail, return receipt requested, postage prepaid; sent by nationally recognized private courier service; or transmitted by telecopy (provided that a copy of such notice or other communication is also delivered by another permitted means of delivery), delivered or addressed to the appropriate party at its respective address set forth below:

If to Borrower:	210 West 31st Street Owner, LLC
c/o Onyx Equities
900 Route 9 North, Suite 400
Woodbridge, New Jersey 07095
Attention: John A. Saraceno, Jr.

and to:

c/o KBS Capital Advisors
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Brian Ragsdale
Attention: Shep Wainwright

with a copy to:	Cole Schotz P.C.
1325 Avenue of the Americas, 19th Floor
New York, NY 10019
Attention: Jordan J. Metzger, Esq.

and to:

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Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attention: Scott A. Morehouse, Esq.

If to Lender:	PacificCal PC Core Lender, LLC c/o PCCP, LLC 10100 Santa Monica Blvd, Suite 1000
Los Angeles, California 90067
Attn: Servicing
                Telecopy No.: (310) 414-7872
with a copy to:        Morrison & Foerster LLP
                250 West 55th Street
                New York, New York 10019
                Attn: Jeffrey J. Temple, Esq.
                Telecopy No.: (212) 468-7900
with a copy to:        PCCP, LLC
                444 Madison Ave., 27th Floor
                New York, New York 10022
                Telecopy No.: (646) 308-2130
Any party may change its address by giving written notice to the other party in accordance with this Section 14.12. If any notice or other communication is given by registered or certified mail it will be deemed effective seventy‑two (72) hours after it is deposited in the U.S. mail, postage prepaid; or if given by any other permitted means, when received at the address listed above.
14.13    Further Assurances. Borrower shall, at its sole cost and expense, do such further acts and execute and deliver such further documents as Lender from time to time may require for the purpose of assuring and confirming to Lender the rights hereby created, for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity of any Lien under any Loan Document.
14.14    Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except to the extent otherwise expressly stated therein.
14.15    Severability of Provisions. Any provision in any Loan Document that is held by a court of competent jurisdiction to be inoperative, unenforceable or invalid shall be inoperative, unenforceable or invalid without affecting the remaining provisions, and to this end the provisions of all Loan Documents are declared to be severable.
14.16    Headings. Article, section and subparagraph headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

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14.17    Time of the Essence; Delay Not a Waiver. Time is of the essence of this Agreement and each and every provision hereof. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.
14.18    Construction of Agreement. Both Borrower and Lender have cooperated in the drafting and negotiation of this Agreement, and any ambiguities which may be contained herein shall not be construed against either party.
14.19    Brokers. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except for Newmark Knight Grubb Ellis (“Borrower’s Acquisition Broker”) in connection with Borrower’s acquisition of the Property. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein other than Borrower’s Acquisition Broker. The provisions of this Section 14.19 shall survive the expiration and termination of this Agreement and the payment of the Loan.
14.20    Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole but reasonable discretion of Lender.
14.21    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
14.22    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the

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other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.
14.23    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
14.24    Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Project, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Project for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender under the Mortgages to the payment of the Indebtedness in preference to every other claimant whatsoever.
14.25    Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.
14.26    Prior Acquisition Loan.
(a)    210 West 31st Street Owner, LLC, as borrower, and ConnectOne Bank, as lender (“Prior Lender”), entered into a loan agreement (the “Prior Loan Agreement”), evidencing an acquisition loan (the “Prior Loan”) in the amount of $10,000,000.00. The parties

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acknowledge there is a remaining principal balance due under the Prior Loan Agreement in the amount of $10,000,000.00.
(b)    Borrower hereby agrees that the Prior Loan Agreement been amended, restated and superseded in their entirety by the terms of this Agreement and the other Loan Documents and that Lender shall have no liability or obligations with respect to the Prior Loan.
14.27    Exculpation. Without limiting the provisions of Section 2.13, Lender shall not pursue any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought to enforce the liability and obligation of any principal, director, officer, employee, shareholder, partner, member or agent of Borrower under this Agreement or any of the other Loan Documents.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:
210 WEST 31ST STREET OWNER, LLC,
a Delaware limited liability company

By:    KBS SOR II 210 WEST 31ST STREET, LLC,
a Delaware limited liability company,
its sole member

By:    ONYX 31st STREET, LLC,
a Delaware limited liability company,
its Managing Member

By:     /s/ John A. Saraceno Jr.
John A. Saraceno, Jr.,
Authorized Signatory

LENDER:
PACIFICCAL PC CORE LENDER, LLC,
                    a Delaware limited liability company
By: /s/ Steve Towle
                    Name: Steve Towle
                    Title: Authorized Signatory

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EXHIBIT A
LEGAL DESCRIPTION OF REAL PROPERTY

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:
BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF 31ST STREET, DISTANT 104 FEET 3 INCHES WESTERLY FROM THE CORNER FORMED BY THE INTERSECTION OF SAID SOUTHERLY SIDE OF 31ST STREET WITH THE WESTERLY SIDE OF SEVENTH AVENUE;
RUNNING THENCE SOUTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 37 FEET 9 INCHES;
THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 31ST STREET, 61 FEET 4-1/2 INCHES;
THENCE SOUTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 1 FOOT 11-1/2 INCHES;
THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 31ST STREET, 2 FEET 7 INCHES;
THENCE SOUTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 59 FEET 1/2 INCH;
THENCE WESTERLY PARALLEL WITH THE SOUTHERLY SIDE OF 31ST STREET, 64 FEET 3-1/2 INCHES;
THENCE NORTHERLY PARALLEL WITH THE WESTERLY SIDE OF SEVENTH AVENUE, 98 FEET 9 INCHES TO THE SOUTHERLY SIDE OF 31ST STREET;
THENCE EASTERLY ALONG THE SOUTHERLY SIDE OF 31ST STREET, 128 FEET 3 INCHES TO THE POINT OR PLACE OF BEGINNING.

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EXHIBIT B
LOAN DOCUMENTS

1.
Loan Documents. The documents listed in this Section 1, and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents:

1.1	This Agreement.

1.2	Building Loan Agreement.

1.3	Acquisition Loan Note.

1.4	Acquisition Loan Mortgage.

1.5	Building Loan Note.

1.6	Building Loan Mortgage.

1.7	Project Loan Note.

1.8	Project Loan Mortgage.

1.9	Financing Statements.

1.10	Assignment of Agreements.

1.11	Assignment of Interest Rate Protection Agreement.

2.	Other Documents (Which Are Not Loan Documents):

2.1	Completion Guaranty.

2.2	Operating Guaranty.

2.3	Future Funding Guaranty.

2.4	Carveout Guaranty.

2.5	Environmental Indemnity Agreement.

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EXHIBIT C-1
BUDGET

(See Attached)

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EXHIBIT C-2
DISBURSEMENT BUDGET

PROPERTY: 210 WEST 31ST STREET NEW YORK, NY	(A) TOTAL COSTS	(B) COSTS PAID BY BORROWER	(C) COSTS TO BE PAID BY BORROWER	(D) DISBURSEMENT BUDGET
Purchase Price	$48,000,000.00	$16,036,066.00		$31,963,934.00
Loan Fee	$471,100.00			$471,100.00
Closing Costs	$1,540,000.00	$1,540,000.00
Working Capital	$214,966.00			$214,966.00
Capital Improvements	$11,400,000.00		$3,990,000.00	$7,410,000.00
Tenant Improvements	$639,850.00		$223,947.50	$415,902.50
Leasing Commissions	$3,707,270.00		$1,297,544.50	$2,409,725.50
Interest / Operating Shortfall	$6,499,033.85		$2,274,661.85	$4,224,372.00
Totals	$72,472,219.85	$17,576,066.00	$7,786,153.85	$47,110,000.00
The foregoing Financial Requirement Analysis represents the total cost necessary in Borrower’s estimation to perform Borrower’s obligations under the Loan Documents. Column A, “Total Costs,” sets forth Borrower’s representation of the maximum cost for each item specified. Column B, “Costs paid by Borrower,” sets forth Borrower’s representation of costs that Borrower has paid or has caused to be paid from Borrower Equity for each item specified. Column C, “Costs to be paid by Borrower,” sets forth Borrower’s representation of costs that Borrower will pay or will cause to be paid from Borrower for each item specified. Column D, “Disbursement Budget,” sets forth the portion of the Loan which has been allocated for each item specified and will be disbursed pursuant to the terms, covenants, conditions and provisions, if any, of Exhibit D of this Agreement and the Loan Documents.

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EXHIBIT D
DISBURSEMENT PLAN
1.    Acquisition Cost. Lender shall disburse the portion of the Loan shown in the Disbursement Budget in the principal amount not to exceed $31,963,934.00 to or for the account of Borrower on the Effective Date for the sole purposes of paying a portion of the purchase price payable by Borrower to Seller for the Project pursuant to the Purchase Agreement. Without limiting any other disbursement condition contained in this Agreement, Lender shall not be obligated to disburse any portion of such amount unless and until Borrower shall first cause the Initial Equity to be applied in the manner required under this Agreement. Lender shall make such disbursement on the Effective Date directly to Seller through an escrow with a title company acceptable to Lender or another escrow or similar arrangement acceptable to Lender. Without limiting any other provision of this Agreement, interest shall commence to accrue on such disbursement (and on any other Loan proceeds deposited by Lender into such escrow) as of the date of Lender’s deposit of such proceeds in escrow, but such proceeds shall remain subject to Lender’s sole control and disposition and no Person (including Borrower or Seller) shall have any right in or to such funds unless and until all conditions precedent to Lender’s obligation to disburse such Loan proceeds shall have been satisfied, including, without limitation, Borrower’s concurrent acquisition of the Project pursuant to the Purchase Agreement.
2.    Loan Fee. Lender shall make a portion of the Loans shown in the Disbursement Budget in the principal amount of $471,100.00 available for disbursement to or for the account of Borrower on the Effective Date for the sole purposes of paying to Lender the Loan Fee. Borrower hereby authorizes Lender to disburse on the Effective Date such Loan proceeds directly to Lender in payment of the Loan Fee.
3.    Working Capital Disbursement. Lender shall make a portion of the Loans in the principal amount shown in the Disbursement Budget not to exceed $214,966.00, which shall be disbursed on the Effective Date to Borrower for working capital purposes (“Working Capital Disbursement”). Notwithstanding anything to the contrary contained in the Agreement or in this Exhibit D, in no event shall Borrower be entitled to draw any additional Loan proceeds from the Capital Improvements Reserve until such time, if ever, as Borrower has provided Lender with written documentation evidencing that all of the Working Capital Disbursement funds have been utilized in connection with the Property, as determined by Lender in the exercise of its sole but good faith discretion. The funds constituting such Working Capital Disbursement shall, for purposes of interest calculation, be deemed disbursed to Borrower as of the Effective Date.
4.    Capital Improvements. On the Effective Date, Lender shall make the Building Loan (i.e., a portion of the Loans shown in the Disbursement Budget in the principal amount not to exceed $7,410,000.00) available for disbursement to or for the benefit or account of Borrower for payment of costs and expenses of making certain Lender-approved immediate capital or other improvements to the Property as required and/or permitted under the Building Loan Agreement and the other Loan Documents.
5.    Leasing Commissions Holdback and Tenant Improvements Holdback. Lender shall make a portion of the Loan in the principal amount shown in the Disbursement Budget not to exceed $2,409,725.50 available for disbursement to or for the benefit or account of Borrower for

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payment of Leasing Commissions (“Leasing Holdback”) and a portion of the Loan in the principal amount shown in the Budget not to exceed $415,902.50 available for disbursement to or for the benefit or account of Borrower for payment of Tenant Improvement Costs (the “Tenant Improvements Holdback”). Lender shall disburse the Leasing Holdback and/or the Tenant Improvements Holdback, as applicable, for leasing as Borrower spends funds for Leasing Commissions and/or Tenant Improvement Costs for Leases permitted under this Agreement. For any new Lease, (i) Leasing Commissions shall not exceed an amount equal to the equivalent of seven and one half percent (7.5%) of the gross rent under such Lease (the “Leasing Commissions Cap”) and (ii) Tenant Improvement Costs shall not exceed the equivalent of $16.25 per square foot under such Lease (the “Tenant Improvements Cap”) (and Borrower agrees it shall contribute equity for any costs that exceed the Leasing Commissions Cap or the Tenant Improvements Cap, as applicable, prior to any amounts being disbursed from the Leasing Holdback or the Tenant Improvements Holdback, as applicable, unless Borrower has reallocated cost savings or contingency line items for payment of such excess in accordance with the Loan Documents). Lender shall disburse funds for Leasing Commissions fifty percent (50%) upon receipt of a fully executed Lease and fifty percent (50%) upon that tenant’s occupancy of the space.
6.    Interest/Operating Holdback. Lender shall make a portion of the Loan in the principal amount shown in the Disbursement Budget no to exceed $4,224,372.00, which shall be available and allocated as an interest/operating shortfall reserve (“Interest Holdback”). The Interest Holdback shall be periodically disbursed directly to Lender for the payment of interest which accrues and becomes due under the Note. Such sums shall bear interest from the date applied by Lender in accordance with the Note. Lender is hereby authorized to charge the Loan directly for such interest payments when due. Lender shall provide Borrower with a monthly interest statement. Depletion of the Interest Holdback shall not release Borrower from any of Borrower’s obligations under the Loan Documents including, without limitation, payment of all accrued interest from other sources. Notwithstanding the foregoing, any disbursements from the Interest Holdback shall be subject to the provisions of Article X of this Agreement which require that available Gross Operating Income be first applied for the purposes specified therein, including to the payment of accrued interest under the Note, before Borrower shall be entitled to any disbursements from the Interest Holdback.
7.    Conditions. Lender’s obligation to make available to or for the benefit or account of Borrower portions of the Loans in the amounts and for the purposes set forth in the Disbursement Budget shall be subject to the satisfaction of all conditions precedent to such disbursement set forth in this Agreement, including, without limitation, in Article III and IV hereof, this Disbursement Plan and the requirement that the Loan be in In-Balance. In addition, Lender shall have the right to reasonably require any other document, evidence or information that Lender may request under any provision of this Agreement or the other Loan Documents, or that Lender may otherwise reasonably require.

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EXHIBIT E
FORM OF DISBURSEMENT REQUEST
PacificCal PC Core Lender, LLC
10100 Santa Monica Blvd, Suite 1000
Los Angeles, CA 90067
Attention: Servicing

Re:	210 West 31st Street Owner, LLC (“Borrower”) Loan #_______________ (“Loan”)
Ladies and Gentlemen:
Pursuant to the terms of that certain Loan Agreement dated as of December 1, 2016 (the “Loan Agreement”), and the representations and warranties set forth therein and herein, Borrower hereby submits a disbursement request for the amount of $[__________]. Capitalized terms have the same meanings as in the Loan Agreement
This disbursement request (“Request”) shall be deemed to be a representation by Borrower and of the person/entity signing this Request (in the case of the person/entity signing this Request, to person’s/entity’s knowledge) that (A) no Event of Default has occurred or will exist upon the making of this requested disbursement; (B) each and every representation and warranty made by Borrower under the Loan Agreement and the other Loan Documents is deemed remade as of the date hereof (and accordingly, remains true, correct and complete subject to certain changes occurring from the date of the last certificate which would not result in a breach of any covenant under the Loan Agreement); (C) all information set forth in this Request; and on any exhibit attached hereto is true, correct and complete in all material respects; and (D) all conditions precedent to the disbursement to be made in connection with this Request as required under the Loan Agreement and the other Loan Documents, have been satisfied.
The following is an itemized statement of the costs incurred or due for which disbursement is requested with respect to Column C of the Disbursement Budget attached as Exhibit C-2 to the Loan Agreement.

ITEM	TOTAL AMOUNT INCURRED LESS PRIOR DISBURSEMENTS
1)
2)
TOTAL DISBURSEMENT REQUEST

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This Request is submitted as of _______________, 20__.
210 WEST 31ST STREET OWNER, LLC,
a Delaware limited liability company

By:    KBS SOR II 210 WEST 31ST STREET, LLC,
a Delaware limited liability company,
its sole member

By:    ONYX 31st STREET, LLC,
a Delaware limited liability company,
its Managing Member

By:    ___________________________
John A. Saraceno, Jr.,
Authorized Signatory

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EXHIBIT F
LEASING GUIDELINES

1.	Rent: Minimum gross rent of not less than:
i.    Ground Floor: $300 per leasable square foot.
ii.    Basement: $75 per leasable square foot.
iii.    2nd Floor: $100 per leasable square foot.
iv.    Terrace: $100 per leasable square foot.

2.	Term: Initial lease term of a minimum of 10 years

3.	Tenant Improvement Allowance: Maximum Tenant Improvement allowance of no greater than $25.00 PSF

4.	Leasing Commissions: Maximum of 5.75% of the gross rent under new leases

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EXHIBIT G
ADVANCE CONDITIONS

The obligation of Lender to make any Loans shall be subject to Lender’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Lender in its sole but good faith discretion:
1.There shall exist no Potential Event of Default or Event of Default both before and after giving effect to the requested advance.
2.The representations and warranties contained in this Agreement and in all other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date subject to changes resulting from changed circumstances or facts which do not constitute an Event of Default.
3.Such advance shall be secured by the Mortgages and the other Security Documents, subject only to the Permitted Encumbrances, as evidenced by a pending disbursements clause satisfactory to Lender.
4.Borrower shall have paid Lender’s reasonable costs and expenses in connection with such advance (including title charges and attorneys’ fees and expenses).
5.No proceeding with respect to condemnation, adverse possession, zoning change or usage change proceeding shall have occurred against the Project; the Project shall not have suffered any damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; no Applicable Law or injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted or adopted by any Governmental Authority, which would have, in the Lender’s judgment, a Material Adverse Effect on the Project or Borrower’s ability to perform its obligations under the Loan Documents.
6.The Construction Work (or such part thereof as may have been constructed at the time of any borrowing) shall have been constructed substantially in accordance with the Plans and Specifications (as may have been modified in accordance with this Agreement) and all applicable Government Approvals.
7.If required by Lender, the Construction Consultant shall have reviewed and approved the disbursement requested in the Request delivered by Borrower with respect to such Loan. Such Request shall include copies of all documents, contracts, invoices, bills, construction records, lien waivers, Change Orders, and drawings, plans and specifications as the Construction Consultant shall reasonably require, to enable the Construction Consultant to timely review each Request.

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8.Borrower shall have provided the Construction Consultant and the Lender, or their representatives, prompt and reasonable access to the Project, in order to inspect the Construction Work then completed.
9.Lender shall have received the following items in connection with each Loan:
(a)    A Request as provided in Section  4.2 duly executed by an Authorized Officer of Borrower, together with the required attachments thereto;
(b)    Such invoices, contracts and other supporting data as Lender may reasonably require to evidence that all Project Costs for which disbursement is sought have been incurred and are then due and payable;
(c)    Except for Liens insured against pursuant to the Title Policies or Liens being contested by Borrower pursuant to the terms of the Loan Documents, (i) sworn unconditional waivers of lien from contractors, subcontractors, materialmen, suppliers and vendors, covering all work for which funds have been advanced pursuant to a prior disbursement and (ii) at Lender’s election, sworn conditional waivers of lien from contractors, subcontractors, materialmen, suppliers and vendors, covering all work of such Persons for which funds are being advanced pursuant to the then current Request, all in compliance with the Lien Law;
(d)    Copies of any Change Orders which have not been previously furnished to Lender and the Construction Consultant, all of which shall be subject to Lender’s review and approval in accordance with this Agreement;
(e)    Copies of all subcontracts and purchase orders which have been executed or modified, amended and/or supplemented since the last Loan, together with (i) any Bonds relating to such subcontracts (to the extent required under this Agreement or the Building Loan Agreement), (ii) a certificate by an Authorized Officer of Borrower certifying that the delivered items are true, accurate and complete copies of the originals thereof, and (iii) Consents and Agreements in the applicable form attached to the General Assignment from each Major Contractor who has entered into a Major Contract but has not previously delivered a Consent and Agreement;
(f)    Copies of all Government Approvals (to the extent required as of such date) not previously delivered to Lender, certified by an Authorized Officer of Borrower;
(g)    If any material dispute arises between or among Borrower, the Construction Manager or any Major Contractor, a written summary of the nature of such dispute;
(h)    If the Budget shall have been modified, copies of all such modifications, all of which shall be subject to Lender’s review and approval in accordance with this Agreement;
(i)    Copies of all amendments to the Construction Schedule not previously delivered to Lender, all of which shall be subject to Lender’s review and approval in accordance with this Agreement;

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(j)    Promptly after the completion of the construction of the foundation or other support elements for the Construction Work, Borrower shall provide to Lender a current survey of the Real Property showing all improvements located thereon; and
(k)    To the extent not previously delivered to Lender, evidence showing compliance with the insurance provisions of Article V.
10.All applicable conditions in Article IV shall have been satisfied.
11.The Loans shall be In-Balance.
12.To the extent not previously delivered to Lender, Borrower shall provide evidence of the payment of all costs, expenses and other charges covered by previous Requests for which advances of Loans have previously been made.
13.Lender has reasonably determined withholding such disbursement in whole or in part is not required by the Lien Law.
14.Such other documents and items as Lender may reasonably request.

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EXHIBIT H

FORM OF PROPERTY MANAGEMENT AGREEMENT

(See Attached)

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EXHIBIT I

[INTENTIONALLY OMITTED]

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EXHIBIT J
PROJECT DOCUMENTS

None.

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EXHIBIT K
FORM OF COMPLIANCE CERTIFICATE

Dated: ______________________________ (Month Day, Year)

To: PACIFICCAL PC CORE LENDER, LLC, a Delaware limited liability company, and its successors and assigns (collectively “Lender”)

This Compliance Certificate is made with reference to (a) that certain Loan Agreement dated as of December 1, 2016 (“Loan Agreement”), by and between 210 West 31st Street Owner, LLC, a Delaware limited liability company (“Borrower”) and Lender, (b) those certain Guaranty Documents described therein, executed and delivered by John Saraceno, an individual, Jonathan Schultz, an individual, Onyx Equities, LLC, a New Jersey limited liability and KBS SOR US Properties II, LLC, a Delaware limited liability company (each, a “Guarantor”). All initially capitalized terms used in this Compliance Certificate shall have the meanings set forth for such terms in the Loan Agreement.

The undersigned Guarantor hereby certifies to Lender as follows:

1.     As of the date first set forth above, Guarantor is in compliance with all covenants and obligations under the Guaranty applicable to Guarantor, and all of the representations and warranties respectively set forth therein are true and correct.

2.    As of the calendar year [or quarter] ending ____________________ (Month Day, Year), the Net Worth Covenant information with respect to Guarantor set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

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IN WITNESS WHEREOF, Guarantor has executed this Compliance Certificate as of the day and year set forth above.

GUARANTOR: 1

[By: ______________________________
JOHN SARACENO]

[By: ______________________________
JONATHAN SCHULTZ]

[ONYX EQUITIES, LLC,
a New Jersey limited liability company
By:
Name:
Title:                         ]
[KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company
By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited liability company,
its sole member

By:    KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:    __________________________________
Jeffrey K. Waldvogel,
Chief Financial Officer]

1 Include only the signature block of the applicable party(ies) delivering the certificate.

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SCHEDULE 1
to the Compliance Certificate
($ in 000’s)
Statement Date: _________ ___, 20___

1.	Net Worth of Guarantor $______________
Minimum Requirement    $______________
PASS/FAIL

2.	Liquidity of Guarantor $______________
Minimum Requirement    $______________
PASS/FAIL

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